UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BROWN SHOE COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

April 15, 2011

To Brown Shoe Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 26, 2011, at 11:00 a.m., Central Daylight Time.

We are using the Internet to provide our 2011 proxy materials to shareholders. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 15, 2011, we are commencing mailing to our shareholders a notice containing instructions on how to access our Proxy Statement and 2010 Annual Report online. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

In the following pages, we provide a formal notice of the meeting and the Proxy Statement. Our 2010 Annual Report to Shareholders, which provides detailed information relating to our activities and operating performance, is available on the Internet at www.brownshoe.com/annualmeeting. If you have requested paper copies of these materials, a proxy card will also be enclosed.

On behalf of your board of directors and management, we look forward to seeing you at the meeting.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 26, 2011
TIME:	11:00 a.m., Central Daylight Time
PLACE:	Brown Shoe Conference Center 8300 Maryland Avenue St. Louis, Missouri 63105

Matters to be voted on:

1. Election of three directors,

2. Ratification of Ernst & Young LLP as the Company’s independent registered public accountants,

3. Approval of the Incentive and Stock Compensation Plan of 2011,

4. Advisory vote regarding executive compensation,

5. Advisory vote regarding the frequency of future advisory votes regarding executive compensation, and

6. Any other matters if properly raised.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. Any proxy may be revoked at any time prior to its exercise at the meeting.

Registered holders may vote:

1. By Internet: go to http://www.proxyvote.com,

2. By toll-free telephone: call 1-800-690-6903,

3.	By mailing a proxy card if you have requested one: mark, sign, date and return in the postage-paid envelope provided, or

4. In person at the Annual Meeting of Shareholders.

Beneficial holders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your holder of record to vote your shares. It is important that you provide voting instructions because brokers and other nominees do not have the authority to vote your shares for the election of directors without instructions from you.

It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Senior Vice President, General Counsel and
Corporate Secretary

April 15, 2011

PROXY STATEMENT — 2011 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2011 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING

Why have these proxy materials been made available?

Your board of directors is soliciting proxies to be voted at the 2011 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.

The record date for shareholders entitled to vote at the meeting is March 31, 2011. There were 44,344,037 shares of our common stock issued and outstanding on March 31, 2011.

On April 15, 2011, we are commencing mailing to our shareholders of record a notice containing instructions on how to access this proxy statement and our Annual Report online, and we began mailing these proxy materials to shareholders who requested paper copies.

Where and when is the annual meeting?

The Annual Meeting of Shareholders will take place on May 26, 2011 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., Central Daylight Time.

What am I voting on?

We are aware of five proposals to be voted on by shareholders at the annual meeting:

•	The election of three (3) directors, each for a three-year term: Ronald A. Fromm, Steven W. Korn and Patricia G. McGinnis.

•	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

•	Approval of the Incentive and Stock Compensation Plan of 2011.

•	An advisory vote regarding executive compensation.

•	An advisory vote regarding the frequency of future advisory votes regarding executive compensation.

Why haven’t I received a printed copy of the proxy or Annual Report?

The Securities and Exchange Commission’s (“SEC”) rules allow us to furnish proxy materials to you via the Internet. We believe electronic delivery will expedite the receipt of materials and reduce the environmental impact of our annual meeting by minimizing the printing and mailing of full sets of materials. On April 15, 2011, we are commencing mailing to our shareholders a notice containing instructions on how to access our proxy statement and 2010 Annual Report online. If you hold your shares through a broker or bank, the notice will be sent to you by your broker or bank. If you receive a notice by mail, you will not receive a printed copy of the materials unless you specifically request one. The notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. You can view both the proxy statement and Annual Report on the Internet by accessing our website at www.brownshoe.com/annualmeeting. Information on our website does not constitute part of the proxy statement.

How can I get paper copies of the proxy materials?

The notice you received describes how to receive paper copies of the proxy materials.

How can I vote my shares?

Most shareholders have a choice of voting in one of four ways:

•	by Internet,

•	by telephone,

•	by mail, or

•	in person at the meeting.

Please read the instructions on the notice, proxy card or the information sent by your broker or bank.

Under Rule 452 of the New York Stock Exchange (“NYSE”) listing standards, which relate to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and other non-routine matters without instructions from the beneficial owner. However, brokers will still be able to vote shares held in broker accounts with respect to the approval of the independent registered public accountants, even if they do not receive instructions from the beneficial owner. Therefore, beneficial holders of shares held in broker accounts are advised that if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors and other non-routine matters.

If I am a registered holder, how do I vote by proxy?

Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers that can be found on the notice. Voting by telephone or Internet will help us reduce costs. If you vote promptly, you can save us the expense of a second mailing.

•	Voting your proxy by Internet. The website for Internet voting is http://www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time, on the day before the meeting.

•	Voting your proxy by telephone. In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number: 1-800-690-6903. Telephone voting is available 24 hours a day, 7 days a week until 11:59 P.M. Eastern Time, on the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Voting your proxy by mail. If you have requested printed proxy materials and received a proxy card, you can vote by mail. Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Even if you have a proxy card, you can still vote by Internet or telephone.

If you vote by proxy using any of these three methods, your shares will be voted in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of Ernst & Young LLP as the Company’s independent public accountants, “FOR” approval of the Incentive and Stock Compensation Plan of 2011, “FOR” approval of the advisory resolution regarding executive compensation and “FOR” future advisory votes regarding executive compensation to be held on an annual basis. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was filed with the SEC, we knew of no matter that is required to be acted on at the annual meeting other than those discussed in this proxy statement.

If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.

What should I do if I hold my shares through a broker or bank?

If your shares are held in “street name” by a broker or bank as your nominee, your nominee will send you separate instructions describing the procedures for voting your shares. You should follow the instructions provided by your nominee.

How many votes do I have?

You have one vote for each share of our stock that you owned at the close of business on March 31, 2011, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you by your broker or bank.

If you are a shareholder of record, you will receive only one notice for all the shares you held as of the record date, March 31, 2011, and the name and address section on the notice will indicate the number of shares you hold. This includes shares in certificate form as well as shares in book-entry form.

What is the difference between holding shares as a “shareholder of record” or “registered holder,” versus being a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the “shareholder of record” or a “registered holder” with respect to those shares. The notice has been sent to you directly by the Company.

If your shares are held in “street name,” such as through a broker or bank, you are considered the “beneficial owner” of the shares held in street name. As a beneficial owner, you have the right to direct your broker or bank on how to vote your shares by following the instructions provided by your broker or bank.

The notice concerning our annual meeting and the availability of our proxy statement and 2010 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record.

May I revoke my proxy?

If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you decide to attend in person.

How do I vote in person?

If you are a shareholder of record, you may cast your vote in person at the annual meeting. If your shares are held in the name of a broker or bank, you must obtain a proxy, executed in your favor, from the broker or bank, to be able to vote at the meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

What is a “quorum” for the meeting?

In order to have a valid shareholder vote, a quorum must exist at the annual meeting. Under the New York Business Corporation Law and our bylaws, a quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present or represented at the meeting. For these purposes, shares that are present or represented by proxy at the annual meeting will be counted towards a quorum, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter.

What vote is required to approve each proposal?

Proposal 1 — Election of Three (3) Directors.	The nominees who receive the most votes for the available positions will be elected, with three (3) director positions available for a term expiring in 2014. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2 — Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accountants.	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 2 is required for the proposed ratification of Ernst & Young LLP as the Company’s independent registered public accountants.

Proposal 3 — Approval of the Incentive and Stock Compensation Plan of 2011.	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 3 is required for the approval of the Incentive and Stock Compensation Plan of 2011. Shares that are represented by proxies marked “abstain” and broker non-votes will have the same effect as a vote against Proposal 3, unless holders of more than 50% of all shares entitled to vote on Proposal 3 cast votes, in which event a broker non-vote will not have any effect on the result of the vote.

Proposal 4 — Advisory Vote Regarding Executive Compensation.	The affirmative vote of a majority of the shares voting either “for” or “against” Proxy Proposal 4 is required for the approval of the advisory resolution regarding executive compensation.

Proposal 5 — Advisory Vote Regarding the Frequency of Future Advisory Votes Regarding Executive Compensation.	The frequency receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by shareholders.

Other Matters.	The affirmative vote of a majority of the shares voting either “for” or “against” such matters at the annual meeting is required to act on any other matter properly brought before the meeting.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on a particular proposal, the shares not voted are referred to as “broker non-votes.” Under the rules of the NYSE, brokers cannot vote for the election of directors or for other non-routine matters for which they do not have discretionary voting authority. As to these proposals, broker non-votes occur when the “beneficial owner” has not instructed the broker how to vote on these proposals. If you are a beneficial owner, your bank or broker is permitted to vote your shares on the ratification of the appointment of independent registered public accountants, even if you have not provided voting instructions, but cannot vote on other proposals absent voting instructions. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Shares represented by proxies that are marked vote “withheld” with respect to the election of any person to serve on the board will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” and broker non-votes with respect to Proposals 2, 4, and 5, or any new proposal raised at the meeting, will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares voted and such proxies will not have any effect on such vote. With respect to Proposal 3, broker non-votes will be counted as “entitled to vote” pursuant to the rules of the NYSE. As a result, shares that are represented by proxies marked “abstain” and broker non-votes will have the same effect as a vote “against” Proposal 3, unless holders of more than 50% of all shares entitled to vote on Proposal 3 cast votes, in which event a broker non-vote will not have any effect on the result of the vote.

What are the costs of soliciting these proxies?

We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokers, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally, by telephone or by electronic means, but such persons will not be specifically compensated for such services. It is contemplated that brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred. We have retained Georgeson Inc. to serve as our proxy solicitor and the fees for such assistance will be approximately $7,500, plus expenses.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K, which we will file with the SEC on or before June 1, 2011. You can obtain a copy of the Form 8-K on our website at www.brownshoe.com/secfilings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

How can I reduce the number of notices delivered to my household?

SEC rules allow delivery of a single notice or a single Annual Report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the notice and other materials, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received a householding notification from your broker earlier this year and, consequently, you may receive only one notice or other materials. If you prefer to receive separate copies of the notice and other materials, either now or in the future, we will promptly deliver, upon your written or oral request, separate copies, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one notice or other shareholder materials delivered to the household in the future, please contact us at the same address or telephone number.

CORPORATE GOVERNANCE

Our Principles and Governance Guidelines

Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our Company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The Corporate Governance Guidelines are available on our website at www.brownshoe.com/governance. The board periodically reviews these guidelines, New York law (the state in which we are incorporated), the NYSE’s rules and listing standards, the SEC rules and regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting. The charters for the board’s Executive, Audit, Compensation and Governance and Nominating Committees are also available on our website at www.brownshoe.com/governance. Information on our website shall not be deemed to constitute part of this proxy statement.

Director Independence

Currently, of the thirteen members of the board, eleven meet the NYSE standards for independence. Following retirement of two independent directors after our 2011 Annual Meeting of Shareholders (and assuming the election of all directors nominated), nine of our eleven board members will meet the NYSE standards for independence. A director is considered to be an independent director only if the director does not have a material relationship with the Company, as determined by the board. The board has adopted standards for independence to assist it in making this determination. These standards are described in the Company’s Corporate Governance Guidelines. As of the date of this proxy statement, Ronald A. Fromm and Diane M. Sullivan are both directors and executive officers and are not independent directors. The board has determined that each of the other members of the board is independent, including Mr. Baeza, Dr. Bower, Ms. Esrey, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Neidorff, Mr. Upbin and Mr. Wright. With our board comprised of eleven independent directors out of thirteen (and nine of eleven following the annual meeting), we are in (and will continue to be in) compliance with our goal, as set forth in the Corporate Governance Guidelines, that two-thirds of the directors will be independent under the NYSE standards. Only independent directors serve on our Audit, Compensation, and Governance and Nominating Committees.

The non-management members of the board meet regularly without any members of management present. Dr. Bower, as lead director and chair of the Executive Committee, presides at such executive sessions (and if he is absent, then another director who is a member of the Executive Committee presides in his place). Following our 2011 Annual Meeting of Shareholders, we will no longer have a lead director, as Mr. Fromm is relinquishing his position as our Chief Executive Officer effective immediately following the annual meeting. The independent members of the board will continue to meet regularly without any members of management present, with the chair of the Governance and Nominating Committee presiding at such sessions.

Code of Ethics

We have a Code of Business Conduct that is applicable to all directors, officers and employees of the Company. We have an additional Code of Ethics that is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the Company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the Company) either code on our website.

Communicating With the Board

Shareholders and other parties interested in communicating directly with an individual director, with the non-management directors as a group, or with all directors may write to the individual director or group, c/o Office of the Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. This method of communicating with non-management directors is also posted on the Company’s website. The board approved a process for handling communications received by the Company and addressed to non-management members of the board. Under that process, a staff member assisting the Company’s Corporate Secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the staff member, deals with the functions of the board or its committees or that the staff member otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and which is addressed to members of the board, and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure

We have been operating for over 25 years using the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board. Over this period, we have had two individuals serve as Chief Executive Officer and Chairman of the Board. Our current Chief Executive Officer, Mr. Fromm, has served as both our Chairman of the Board and Chief Executive Officer since 1999. As a result, Mr. Fromm has a unique depth of knowledge about us and the opportunities and challenges we face.

We believe that our board of directors should retain the flexibility to appoint the appropriate person to the position of Chairman of the Board, whether that person be our Chief Executive Officer or not. Following our 2011 Annual Meeting of Shareholders, Mr. Fromm will continue to serve as the Chairman of the Board of Directors, but Diane M. Sullivan will assume the position of our Chief Executive Officer and President.

Since March 2010 Joseph L. Bower has served as the board’s lead director, having the authority to: preside at executive sessions of the board and at other board meetings when the Chairman is not present, call meetings of the independent directors, serve as liaison on board-wide issues between the independent directors and the Chairman, and retain advisors and counsel to report to the board. Because the roles of Chairman of the Board and Chief Executive Officer will be separate following our 2011 Annual Meeting of Shareholders, the board will no longer have a lead director. The chair of the Governance and Nominating Committee will continue to lead sessions of the board when no members of management are present and has the authority to call meetings of the independent directors.

Board’s Role in Risk Oversight

The board has general oversight responsibility for our affairs, including risk management, pursuant to the New York Business Corporation Law, our Restated Certificate of Incorporation and our Bylaws, while management is responsible for our day-to-day operations. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. In order to assist the board in overseeing our risk management, executive management reviews with the board our approach to risk management and involves the board, managers and other personnel in an effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects. The board also manages risk through the oversight responsibilities of its committees. The Compensation Committee (with advice from its compensation advisor) reviews executive compensation programs, which tend to be more likely to pose a higher risk level than broad-based programs; and in March 2011, management presented to the Compensation Committee its analysis of risk related to pay and other compensation as to all employees and its determination that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. The Audit Committee regularly reviews risks related to our consolidated financial statements and internal controls; and the Company’s Director of Internal Audit reports directly to the Audit Committee. Additionally, in accordance with NYSE requirements that our Audit Committee discuss policies regarding risk assessment and management’s actions to monitor and control risk, our General Counsel and Chief Financial Officer update our Audit Committee quarterly with respect to the Company’s major financial risk exposures and discuss the steps taken to monitor and control such exposures.

On a regular basis, the board discusses with management the appropriate level of risk that we are willing to accept in pursuit of our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness.

Selection of Directors

For membership on our board, a candidate must possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. Each board member is expected to provide necessary stewardship over business strategies and programs adopted to ensure the coordination of interests among employees, management and shareholders; be able to balance short-term goals and long-term goals of the Company and its shareholders; and at all times respect and maintain adherence to the Code of Business Conduct.

In evaluating the composition of the board and anticipated vacancies, the Governance and Nominating Committee seeks and considers candidates that will serve the board’s long-term needs, with the intent that the board, at any time, be comprised of a group of individuals who bring a complement of skills, values and expertise that will benefit the Company and its shareholders. The committee believes that all directors must possess a considerable amount of business management or leadership experience and will take into account, among other things, the nominee’s personal attributes, education, professional experience, conflicts of interest, knowledge of the Company’s business, accomplishments, commitment to active participation on the board, and reputation. In this effort, the committee seeks diversity of background, culture, experience and talent among its members, although the board does not have a written policy that requires such diversity.

With respect to nomination of continuing directors, the Governance and Nominating Committee also considers an individual’s contribution to the board. If the committee believes that qualified members from the existing board membership are suitable candidates for re-election, it will not seek outside candidates unless a larger board size is deemed advisable. In proposing membership on board committees, the committee ensures that each committee of the board includes members with appropriate skills and knowledge, and also will consider a director’s interest in serving on a particular committee and providing directors with opportunities to become more knowledgeable about different aspects of the Company’s business.

The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requesting recommendations from board members and others, meeting to evaluate information about potential candidates, and interviewing selected potential candidates by members of the committee and the board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the committee will evaluate potential candidates recommended by shareholders by following substantially the same process and applying substantially the same criteria as it follows for potential candidates submitted by board members or others. From among a group of potential candidates who are qualified for a board position and meet the independence standards required by our corporate governance guidelines, the committee will select the candidate believed to best satisfy the board’s needs and will vote to recommend nomination of such candidate to the board.

Following the 2011 Annual Meeting of Shareholders, there will be two vacancies on the board and the board is expected to amend the bylaws to reduce the number of directors to eleven so that no vacancies will exist. The board will continue to work with the Governance and Nominating Committee to identify suitable candidates should the board determine to fill one or both vacancies or increase the size of the board in the future.

The biographies of each of the nominees and other directors in the section “Proposal 1 - Election of Directors” contain information regarding each individual’s experience and qualifications considered by the Governance and Nominating Committee and the board when making director nominations.

A shareholder seeking to propose a director candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary, as discussed in more detail in the section “Shareholder Proposals for the 2012 Annual Meeting.”

Board Meetings and Committees

Meetings

The board has the following four committees: Audit, Compensation, Executive, and Governance and Nominating. The table below indicates the current membership of each committee and how many times the board and each committee met in fiscal 2010 (“2010”). Each director is expected to attend the annual meeting and all of our directors attended at least 75% of the total number of meetings of the board and of the committees on which he or she serves. Other than Messrs. Baeza and Neidorff, all of our directors attended the 2010 annual meeting.

Governance and
Name	Board	Audit	Compensation	Executive	Nominating

Mario L. Baeza	Member	Member
Joseph L. Bower	Member			Chair	Chair
Julie C. Esrey	Member		Member		Member
Ronald A. Fromm	Chair			Member
Carla Hendra	Member				Member
Ward M. Klein	Member	Member
Steven W. Korn	Member	Member			Member
Patricia G. McGinnis	Member		Member		Member
W. Patrick McGinnis	Member	Member	Chair
Michael F. Neidorff	Member		Member
Diane M. Sullivan	Member
Hal J. Upbin	Member	Chair		Member
Harold B. Wright	Member		Member
Number of 2010 Meetings	9	7	6	1	4

Audit Committee

The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the Company’s consolidated financial statements; (b) the financial reporting process and system of internal accounting and financial controls; (c) compliance with ethics policies, legal and regulatory requirements, and the Company’s independent registered public accountants’ qualifications and independence; and (d) the performance of the Company’s internal audit function and independent registered public accountants. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accountants. The board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the entire board. The board has determined, in its judgment, that Mr. Upbin qualifies as an “audit committee financial expert” and is independent within the meanings of the rules of the SEC and NYSE. The board, through the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than three public companies (including our Audit Committee). Also see “Audit Committee Report” below.

Compensation Committee

The Compensation Committee (the “Committee”) has primary responsibility for establishing the executive officers’ compensation, including the compensation for each of the executive officers named in the Summary Compensation Table herein (“NEOs”). The Committee also reviews changes in the compensation of other key management employees; reviews and approves or makes recommendations to the board concerning incentive compensation plans, equity-based plans and other executive benefit plans; approves the participation of executives and other key management employees in the various compensation plans and makes awards to participants; reviews our compensation programs; monitors our promotion and management development practices; and approves the inclusion of the Compensation Discussion and Analysis (“CD&A”) in this proxy statement. The Committee meets several times each year, and Committee agendas are established in consultation between the Committee chair and management. In setting annual compensation, the Committee receives from our Chief Executive Officer the performance assessment and compensation recommendation for each of the other NEOs, along with percentage variance to the median peer group data for the principal compensation elements. The Committee meets in executive session when discussing compensation for the Chief Executive Officer. The role of the Company’s compensation consultant and management are also discussed in the CD&A.

Beginning in 2010, the Committee retained Meridian Compensation Partners LLC (“Meridian”) as its compensation consultant for executive compensation so that it will be able to benefit from Meridian’s independent advice. Meridian assists the Committee in the compensation review and decision-making process and the review of plans and programs for executives. Also, Meridian advises the Committee on market trends, provides comparative market data and, if requested, provides compensation recommendations. Meridian was formed in early 2010 following a decision by Hewitt Associates LLC (“Hewitt”) to spin-off a significant portion of its executive compensation consulting practice. During 2010, the Company, through its Total Rewards department, retained Hewitt for executive compensation advice. Hewitt provided these services upon request from our Vice President — Total Rewards, primarily for matters related to the Committee’s activities. Hewitt also was used to calculate certain tax-related data included in the 2010 proxy statement. The Company also retains Towers Watson (formerly known as “Towers Perrin”) for pension-related computation and consulting services, which includes both the broad-based pension plan and the Supplemental Executive Retirement Plan (“SERP”) (available to a limited group of executives).

The board has determined, in its judgment, that the Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Compensation Committee operates under a written charter adopted by the entire board.

Executive Committee

The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board. However, certain categories of matters have been expressly reserved for consideration by the full board. The Executive Committee operates under a written charter adopted by the entire board.

Governance and Nominating Committee

The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of non-employee directors, oversees the evaluation of executive management, and reviews the effectiveness of board governance. In making its recommendation for compensation of non-employee directors for 2010, the Governance and Nominating Committee was provided with comparative peer group data in May 2010 by Meridian (discussed in the section entitled “Compensation of Non-Employee Directors — Fiscal 2010 Director Compensation”), and a representative of Meridian attended the committee meeting in which such compensation was discussed.

The Governance and Nominating Committee utilizes a process for selecting directors and nominees, which is described in detail in the section entitled “Corporate Governance — Selection of Directors.” The board has determined, in its judgment, that the Governance and Nominating Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Governance and Nominating Committee operates under a written charter adopted by the entire board.

Related Party Transactions

In accordance with our written related party transaction policy, the board reviews all transactions expected to exceed $120,000 in which a related party has a material interest. For purposes of this policy, related parties include the Company’s executive officers, directors or nominees, or 5% beneficial owners of the Company’s stock, as well as any immediate family member of any of the foregoing, or entity controlled by them or in which they have a 10% or greater beneficial interest. In making its determination whether to approve a related party transaction, the board considers such factors as the extent of the person’s interest in the transaction, the aggregate value, the availability of other sources of comparable products or services, whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, and the benefit to the Company.

In 2010, there were no material transactions between the Company and its executive officers and directors, nominees or principal shareholders, or their immediate family members or entities controlled by them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than 10% of our stock to report their ownership of stock and any changes in ownership to the SEC, NYSE and Chicago Stock Exchange. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our stock. To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers and written representations from these persons that no other reports were required, we believe that all such reports of our executive officers and directors were filed on a timely basis in 2010.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for 2010 were those indicated in the table under the heading “Board Meetings and Committees.” None of the members of the Compensation Committee has been an officer or employee of ours or has had any relationship with the Company required to be disclosed under Item 404(a) of SEC Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company’s board.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2010 Director Compensation

Non-employee directors’ compensation is established by the board upon the recommendation of the Governance and Nominating Committee. For fiscal 2010, commencing with the 2010 annual meeting on May 27, 2010, the following compensation guidelines were in effect for non-employee directors, with cash retainers payable quarterly in arrears:

•	$75,000 as an annual retainer;

•	Chair of the Audit Committee received an additional $15,000 annual retainer;

•	Chair of the Compensation Committee received an additional $12,500 annual retainer;

•	Chair of the Governance and Nominating Committee received an additional $10,000 annual retainer;

•	Chair of the Executive Committee received an additional $7,500 annual retainer;

•	An annual equity award with a targeted cash value of approximately $100,000, namely an award of 6,100 shares of restricted stock or 6,100 restricted stock units (“RSUs”), at the director’s option, granted on May 27, 2010 and subject to a one-year vesting requirement;

•	For meetings on or before May 27, 2010 only, $1,500 fee for each board meeting attended, and for certain meetings, for each day of such meeting if such meeting was over multiple days; and $1,000 for each committee meeting attended, regardless of whether serving as a member of the committee;

•	Reimbursement of customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings;

•	Opportunity to participate in our deferred compensation plan for non-employee directors, with deferred cash meeting fees and retainer to be invested in phantom stock units (“PSUs”) that mirror our stock and are ultimately paid in cash based on the fair market value of the Company’s stock at time of payment; and

•	Opportunity to participate in our Non-Employee Director Share Plan (“Director Share Plan”) and receive shares of Company stock in lieu of cash meeting fees and retainer.

The grant of either restricted stock or RSUs to directors as part of their annual compensation is intended to align directors’ interests with those of our shareholders. During the portion of 2010 prior to last year’s annual meeting, the director compensation approved in May 2009 was in effect. In setting compensation levels for non-employee directors elected in 2010, the Governance and Nominating Committee was provided with median level data for a peer group of 20 companies (similar to the peer group used for executive compensation comparisons). In consultation with Meridian, the committee analyzed the peer group data and determined that it was appropriate to set the Company’s director compensation at a level below the median for the peer group, reflecting the smaller size of the Company as compared to other members of such group.

As part of the board’s commitment to increasing shareholder value, the board, in 2009, determined it prudent to further invest in leadership development and future succession planning. Given Dr. Bower’s recognized expertise in succession planning, the board asked him to take the lead on these matters. The board decided to pay Dr. Bower an additional retainer with a value of $25,000 for each of 2009 and 2010 to recognize his additional services to the board and management in connection with such matters. This additional retainer for 2010 was paid in the form of 1,514 shares of restricted stock issued on May 27, 2010.

We carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan. Although non-employee directors are permitted to participate in our matching gift program on the same terms offered to employees (match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual), SEC rules require that the Company match amount for directors be disclosed as compensation. Non-employee directors do not participate in the retirement plans available to employees, nor do they participate in the annual or long-term equity incentive programs that have been developed for employees. A director who is an employee does not receive payment for service as a director.

Non-Employee Director Compensation Table

The following table provides information on all cash, equity-based, and other compensation granted to non-employee directors during 2010. During 2010, no directors deferred fees through the non-employee directors deferred compensation plan.

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash(1)
		Payment in
		Shares of
		Company	Stock	All Other
Name	Cash Payment	Stock(2)	Awards(3)	Compensation(4)	Total

Mario L. Baeza	$73,036	$—	$101,443	$—	$174,479

Joseph L. Bower	94,232	25,178	101,443	5,000	225,853

Julie C. Esrey	77,536	—	101,443	—	178,979

Carla Hendra	76,536	—	101,443	—	177,979

Ward M. Klein	77,536	—	101,443	—	178,979

Steven W. Korn	77,536	—	101,443	—	178,979

Patricia G. McGinnis	77,536	—	101,443	—	178,979

W. Patrick McGinnis	88,429	—	101,443	—	189,872

Michael F. Neidorff	52	74,488	101,443	—	175,983

Hal J. Upbin	91,732	—	101,443	—	193,175

Harold B. Wright	77,536	—	101,443	—	178,979

(1)	This column includes fees earned for attending board and committee meetings on or before May 27, 2010 as well as the annual retainer for serving on the board and, as applicable, as the chair of a committee during 2010. We pay the retainers at the end of each quarter, which results in three payments being made during the year of the director’s election and the remaining payment being made in the next year. If the director receives such payments in cash, those amounts are in the sub-column for “Cash Payment,” and if the director participated in the Director Share Plan, those fees are shown in the sub-column “Payment in Shares of Company Stock.”

(2)	Payment in Shares of Company Stock reflects the grant date fair value of directors’ fees and retainer earned that were issued as Company stock in lieu of cash. The number of shares issued has been determined by dividing the amount of the fees and retainer earned by the market value (average of the high and low price) of the Company’s stock on the date the payment was credited to the director. For services rendered during 2010, Company shares issued under the Director Share Plan were as follows: Mr. Neidorff — 5,449. During 2010, the board approved a special retainer of 1,514 shares of restricted stock for Dr. Bower due to his efforts on behalf of the board with respect to leadership development and succession planning.

(3)	The amounts in the Stock Awards column reflect the grant date fair value of the annual equity award made to non-employee directors. At the director’s election, an annual equity award is made in the form of RSUs that mirror the value of our stock, vest after one year and are payable in cash on termination, or shares of our stock that are subject to a one year restriction based on service (restricted stock). Each of the non-employee director awards was for 6,100 RSUs or shares of restricted stock, and these awards were approved by the board on May 27, 2010, when the fair market value (average of high and low prices of the Company’s stock) was $16.63. At January 29, 2011, our 2010 fiscal year-end, each of the following directors held 6,100 RSUs that were unvested: Mr. Baeza, Dr. Bower, Ms. Esrey, Ms. Hendra, Mr. Klein, Mr. Korn, Ms. McGinnis, Mr. McGinnis, Mr. Upbin and Mr. Wright; and Mr. Neidorff had 6,100 shares of restricted stock that were unvested.

(4)	All Other Compensation to directors includes the Company’s match of charitable contributions of $5,000 for Dr. Bower. This column does not include Company expenses related to board service, including reimbursement of expenses, costs incurred for the director and a spouse to attend a board or industry function, and occasional use of corporate aircraft for a director to attend a meeting of the board or committee or for Company related business. This column also does not reflect items provided to directors for which the Company does not incur incremental cost (such as event tickets) or for which the actual cost was minimal (such as samples of our branded footwear). The Company also provides directors’ and officers’ liability insurance, which the Company considers a business expense and not compensation to directors.

Restricted Stock Units and Restricted Stock

The board makes an annual equity-based grant to non-employee directors in the form of either restricted stock or cash-equivalent RSUs, based on a target aggregate cash value for the grant, divided by the per share value of the Company’s common stock at the time of grant. The number of restricted shares or RSUs is based on the current fair market value (average of high and low prices) on the date of grant (i.e., $16.63 on May 27, 2010). This approach is discussed in more detail in the CD&A under the heading “Long-Term Compensation — Change in Market Valuation Methodology for Share Awards.” The restricted stock awards vest after one year and, commencing with the grant date, earn cash dividends. The RSUs are subject to a one-year vesting requirement, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award), based on the then-current market value of the Company’s stock. Dividend equivalents are paid on RSUs at the same rate as dividends on the Company’s common stock, and are automatically re-invested in additional RSUs as of the payment date for the dividend.

Deferred Compensation Plan for Non-Employee Directors

Non-employee directors are eligible to participate in a deferred compensation plan, with deferred amounts valued as if invested in our common stock through the use of PSUs. Under the plan, we credit each participating director’s account with the number of “phantom units” that is equal to the number of shares of our stock which the participant could purchase or receive with the amount of the deferred compensation, based upon the fair market value (average of the high and low prices) of our stock on the last trading day of the fiscal quarter when the cash compensation was earned. Dividend equivalents are paid on PSUs at the same rate as dividends on the Company’s common stock, and are re-invested in additional PSUs at the next fiscal quarter-end. When the participating director terminates his or her service as a director, we will pay the cash value of the deferred compensation to the director (or to the designated beneficiary in the event of death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The cash amount payable will be based on the number of PSUs credited to the participating director’s account, valued on the basis of the fair market value at fiscal quarter-end on or following termination of the director’s service, and calculated based on the mean of the high and low price of an equivalent number of shares of our stock on the last trading day of the fiscal quarter. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship. The accounts of prior participants continue to earn dividend equivalents on the account balance.

Non-Employee Director Share Plan

Our non-employee directors are eligible to participate in the Director Share Plan, which allows the participating director to receive retainer and meeting fees in shares of the Company’s stock in lieu of cash, with the number of shares issuable determined based on the average of the high and low price of our stock, determined as of the first business day following the meeting or following the payment date for a retainer.

Non-Employee Director Stock Ownership

The board has adopted stock ownership guidelines for non-employee directors, the purpose of which is to encourage long-term share ownership by our directors and better align the interests of non-employee directors with shareholders. The guidelines provide that all non-employee directors will hold shares of our stock or stock equivalents with a value at least equal to three times the annual cash retainer paid to them. For purposes of these guidelines, the following stock interests qualify under the guidelines: stock beneficially owned outside of Company-sponsored plans, stock held in any Company-sponsored stock-based plan, Company stock units held in any Company-sponsored non-qualified deferred compensation plan and RSUs. Non-employee directors are expected to achieve the required holdings by the fifth anniversary of the adoption of the guidelines or upon commencement of board service, whichever is later. All of the directors who were required to do so met the guidelines as of the end of 2010.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of March 31, 2011, by each director and nominee, each of the named executive officers listed in the Summary Compensation Table (NEOs), all current directors and executive officers as a group, and all persons or entities that we know to beneficially own more than 5% of our stock on March 31, 2011 (based on filings made with the SEC). In general, “beneficial ownership” includes those shares for which a person has or shares the power to vote or the power to dispose, and takes into account shares that may be acquired within 60 days (such as by exercising vested stock options). Thus, the table shows the number of employee and director stock options to purchase shares of our stock that are exercisable, either immediately or by May 30, 2011 (60 days after March 31, 2011). For our non-employee directors, the table shows the total number of share units held, as these units have an investment value that mirrors the value of our stock.

	Amount of Common Stock
	Beneficially Owned				Director
	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options	Total	Outstanding	Units(2)

Non-Employee Directors
Mario L. Baeza	—	—	—	*	13,086

Joseph L. Bower	33,051	10,125	43,176	*	23,762

Julie C. Esrey	8,936	19,125	28,061	*	23,762

Carla Hendra	3,500	—	3,500	*	16,862

Ward M. Klein	21,345	—	21,345	*	23,673

Steven W. Korn	10,732	—	10,732	*	22,378

Patricia G. McGinnis	10,555	10,125	20,680	*	69,174

W. Patrick McGinnis	8,909	11,250	20,159	*	26,464

Michael F. Neidorff	42,560	—	42,560	*	14,043

Hal J. Upbin	4,700	—	4,700	*	22,385

Harold B. Wright	1,000	—	1,000	*	13,086

Named Executive Officers (NEOs)
Richard M. Ausick	149,532	61,499	211,031	*	—

Ronald A. Fromm	661,881	56,251	718,132	1.6%	—

Mark E. Hood	118,273	15,000	133,273	*	—

Douglas W. Koch	142,141	30,751	172,892	*	—

Diane M. Sullivan	280,494	192,500	472,994	1.1%	—

Current Directors and Executive Officers as a group (21 persons, including five officers named above)	1,824,163	526,798	2,350,961	5.3%	268,675

5% Shareholders
BlackRock, Inc. and related persons(3)	3,395,469	—	3,395,469	7.7%	—

Dimensional Fund Advisors LP(4)	2,353,867	—	2,353,867	5.3%	—

Franklin Resources, Inc. and related persons(5)	3,277,518	—	3,277,518	7.4%	—

Security Investors, LLC(6)	2,512,552	—	2,512,552	5.7%	—

*	Represents less than 1% of the outstanding shares of stock.

(1)	This amount includes 1,514 shares of restricted stock for Dr. Bower and 6,100 shares of restricted stock for Mr. Neidorff granted in 2010; these shares vest in full in May 2011. Directors have voting rights and the right to receive dividends with respect to these shares during the period of restriction. For our NEOs, these amounts include restricted stock as to which the holder has voting rights and a right to receive dividends, but no investment power, and which are subject to forfeiture based on service, as follows: Mr. Ausick — 76,625 shares, Mr. Fromm — 203,675 shares, Mr. Hood — 76,500 shares, Mr. Koch — 82,063 shares, and Ms. Sullivan — 186,563 shares; and Current Directors and Executive Officers as a group — 868,853 shares. These amounts also include shares held by the trustee of the Company’s 401(k) plan for the accounts of individuals, but as to which the employee does not have the right to vote, as follows: Mr. Ausick — 5,780 shares, Mr. Fromm — 18,268 shares, Mr. Hood — 3,206 shares, Mr. Koch — 6,444, Ms. Sullivan — 5,687 shares, and Current Directors and Executive Officers as a group — 55,085 shares. The Company is not aware that any of the shares held by individuals have been pledged; however, these shares may be held in margin or other broker accounts that provide that the shares may become subject to a pledge.

(2)	Director Share Units, all of which are denominated to be comparable to, and derive their value from, shares of Company stock, include PSUs issued under our deferred compensation plan for non-employee directors and RSUs issued to our non-employee directors as of March 31, 2011, and are vested or will be vested by May 30, 2011. The share units are ultimately paid in cash and have no voting rights.

(3)	Based on its Schedule 13G amendment filing with the SEC on February 3, 2011, BlackRock, Inc. is a holding company that beneficially owns shares held by the eight subsidiaries identified therein. BlackRock, Inc.’s business address is 40 East 52nd Street, New York, New York 10022.

(4)	Based on its Schedule 13G amendment filing with the SEC on February 11, 2011, Dimensional Fund Advisors LP (“Dimensional”) possessed sole power to vote 2,269,610 shares and sole power to dispose of 2,353,867 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other comingled group trusts and separate accounts, with all of the reported shares being owned by these companies, trusts and accounts. Dimensional disclaims beneficial ownership of such shares. Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Based on its Schedule 13G amendment filing with the SEC on February 3, 2011, the group including Franklin Resources, Inc. and Franklin Advisory Services, LLC (collectively “Franklin”) possessed sole power to vote 3,170,518 shares and sole power to dispose of 3,277,518 shares. The securities reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC. Investment management contracts grant to such subsidiaries all investment and/or voting power over the securities owned by such investment management clients, unless otherwise noted. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal stockholders of Franklin Resources, Inc. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and each of the investment management subsidiaries disclaim any beneficial interest in any of the shares. Franklin’s business address is One Franklin Parkway, San Mateo, California 94403.

(6)	Based on its Schedule 13G amendment filing with the SEC on February 14, 2011, Security Investors, LLC possessed sole voting and investment power over the shares indicated. Security Investors is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and the shares reported may be held by investment advisory clients. Security Investors, LLC’s business address is One Security Benefit Place, Topeka, Kansas 66636-0001.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 — Election of Directors

Structure of the Board

Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders. Although there is no mandatory retirement policy for directors, our Corporate Governance Guidelines limit the board from filling a vacancy with an individual over 72 years of age and precludes recommending an individual for election as a director for a term extending beyond the annual shareholders’ meeting following the end of the calendar year during which the individual turns 72. As such, both Joseph L. Bower and Julie C. Esrey are retiring from the board immediately following the 2011 Annual Meeting of Shareholders.

Your board has nominated for election as directors at the annual meeting three individuals, Ronald A. Fromm, Steven W. Korn and Patricia G. McGinnis, each for a three-year term.

There are no family relationships between any of our directors, nominees, and executive officers.

Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.

NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2014

RONALD A. FROMM, 60, has been our Chairman of the Board of Directors and Chief Executive Officer since 1999. Effective immediately following our 2011 Annual Meeting of Shareholders, Mr. Fromm will remain as our Chairman of the Board, and after relinquishing the title of Chief Executive Officer he will also serve as a Company employee in a nonexecutive capacity. From 1999 until 2004, he also served as our President. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division, and prior to that time served as its Chief Financial Officer. He currently serves as Chairman Emeritus and member of the Board of Directors of the Footwear Distributors and Retailers of America (FDRA), past Chairman and current member of the Board of Directors of the Fashion Footwear Association of New York (FFANY), and past Chairman and current member of the Board of Directors of the Two/Ten International Footwear Foundation. Mr. Fromm’s various roles at the Company, including over a decade as chief executive and chairman of the board, along with his position as president for a wholesale division and chief financial officer of our largest retail division, have provided him with first-hand experience in both our retail and wholesale operations. His active leadership in footwear industry groups and recognition by these groups and the media as an industry leader brings added value to the board.

STEVEN W. KORN, 57, has been a director since 2004. From September 2005 through February 2008, he was the Publisher of the Daily Report, a legal newspaper located in Atlanta, Georgia. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the boards of Vassar College and Precision IR Group. Mr. Korn’s business experience is well-rounded and reflects his practice as a lawyer (specializing in litigation as well as mergers and acquisitions), senior executive roles at two international media companies, and his successful restructuring of a newspaper to increase its efficiencies and profitability. His substantial experience in operations and management is complemented by his service as a director of various boards, for which he has chaired committees with responsibility for finance, budget, investment and compensation activities.
PATRICIA G. McGINNIS, 63, has been a director since 1999. She has been a Professor of Practice at Georgetown University’s Public Policy Institute, since August 2009. From 1994 through 2008, she served as the President and Chief Executive Officer of the nonpartisan, nonprofit Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. From 1982 until 1994, she was a founder and principal at the FMR Group, a public affairs consulting firm. She serves as a member of the Board of Trustees of Logistics Management Institute (LMI), a government consulting firm, and the board of directors of the Congressional Management Foundation. She is an elected Fellow of the National Academy of Public Administration. Ms. McGinnis brings many years of experience in public policy and public affairs, both as the leader of organizations and providing management consulting to leaders of other organizations, including through the consulting firm she founded. Her experience in the private and public sectors, along with her experience as a writer and speaker on leadership, provides her with an extensive understanding of governmental oversight, accountability, and leadership development.

Your Board of Directors recommends a vote “FOR” these nominees.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2012

MARIO L. BAEZA, 60, has been a director since March 2008. He is the founder and controlling shareholder of Baeza & Co., and founder and Executive Chairman of V-Me Media, Inc. He formed Baeza & Co. in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners, L.L.C. (“TCW/LAP”). Mr. Baeza served as Chairman and Chief Executive Officer of TCW/LAP from its inception until 2003, when he relinquished day-to-day operating control to form The Baeza Group, a Hispanic-owned alternative investment firm. In 2006, The Baeza Group partnered with Thirteen/WNET, a public broadcasting service affiliate, to form V-Me Media, Inc., a national Spanish language television network. Mr. Baeza serves as V-Me’s Founder and Executive Chairman. Mr. Baeza is also a director of Air Products and Chemicals, Inc., Ariel Mutual Fund Group, Israel Discount Bank of New York and Urban America LLC. Mr. Baeza brings experience as an entrepreneur and chief executive of a broad range of businesses dedicated to serving the Hispanic and Latin American population, ranging from merchant banking to media access. In additional to his management experience, his background as a corporate and finance lawyer, as well as his service as a director of a mutual fund and a bank, provide him with extensive experience in reviewing and analyzing business opportunities and bringing them to fruition, as well as familiarity with legal compliance for a publicly held company.

MICHAEL F. NEIDORFF, 68, has been a director since March 2006. Since 1996, he has been the President and Chief Executive Officer of Centene Corporation, a government services managed care company; and since May 2004, has also served as Centene’s Chairman of the Board. Mr. Neidorff brings to the board an entrepreneurial spirit combined with many years of senior leadership experience. As the chief executive officer and chair of a publicly-held company, he provides expertise in current executive compensation developments as well as corporate governance.
HAL J. UPBIN, 72, has been a director since 2004 and is Chairman Emeritus of the Board of Directors of Kellwood Company, a marketer of apparel and consumer softgoods. From 1999 to January 31, 2006, Mr. Upbin served as Chairman of the Board of Kellwood Company, and from December 1997 through June 2005, he was Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President Corporate Development of Kellwood Company. He served as Vice President Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1988 to 1992. Mr. Upbin is also a member of the Board of Trustees for Pace University and a Council Member of Washington University’s Olin School of Business. Mr. Upbin brings to our board extensive experience as the chief executive officer of several public and private companies, including nearly 20 years at a large publicly-held apparel sourcing and distribution company. As a result of this experience, he is familiar with many of the operational challenges we face. In addition, his experience as a certified public accountant with experience in financial reporting enhances his contribution to the board, and in particular, to the Audit Committee.
HAROLD B. WRIGHT, 69, has been a director since March 2008. From 1997 until he retired at the end of December 2009, Mr. Wright specialized in executive search services to the retail industry. Prior to his retirement, Mr. Wright was a partner in the Consumer Products Group as a Retail Specialist with Heidrick & Struggles since 2006, and assuming the title and responsibilities of a Partner Emeritus effective January 2008. Prior to 2006, Mr. Wright was the Vice Chairman, Consumer Products, Industrial for Highland Partners, which was acquired by Heidrick & Struggles in 2006. Prior to 1997, Mr. Wright spent 25 years at R.H. Macy’s, having served as the President of two divisions. Mr. Wright brings to the board many years of experience in retail operations for R.H. Macy’s, including leadership at the division level. In addition, as a result of his many years providing executive search services for senior talent for the retail industry, he understands the talent and succession planning issues faced by the Company.

CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013

CARLA HENDRA, 54, has been a director since November 2005. Since January 2010, she has been serving as the Chairman of OgilvyRED, the strategy and innovation practice of Ogilvy & Mather Worldwide (“Ogilvy”), and was elected to its Executive Committee in the same month. Ogilvy is an integrated advertising and marketing services network. Ms. Hendra previously served as Chairman of Ogilvy New York from 2007 to 2009, and Co-Chief Executive Officer of Ogilvy North America from 2005 to 2009. Ms. Hendra joined Ogilvy in 1996, and her other positions since that time have included serving as President of Ogilvy One N.A., a one-to-one marketing agency, from 1998 to 2005. Prior to joining Ogilvy in 1996, Ms. Hendra served as Executive Vice President, Grey Direct, a division of Grey Advertising, from 1992 to 1996. She also serves as a director of Ogilvy. Ms. Hendra has over 30 years of business experience spanning the fashion, advertising and marketing industries; and during her 16 year tenure with the Ogilvy & Mather companies, her increasing responsibilities have included leadership and senior management experience in domestic and international business. She is also a member of the Board of Directors of Dress for Success, a non-profit organization. Ms. Hendra brings to the board specialized experience in creative management, strategic consulting for marketing and branding, digital innovation, and both targeted and integrated marketing.

WARD M. KLEIN, 55, has been a director since March 2007. He is a member of the Board of Directors of Energizer Holdings, Inc., a manufacturer of household and personal care products, and also serves as Chief Executive Officer of Energizer Holdings, Inc., a position he has held since January 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, and as President, International from 2002 to 2004, having first joined Energizer in 1986. Mr. Klein also, since 2008, serves as Deputy Chairman of the Federal Reserve Bank of St. Louis of the Eighth District Federal Reserve Bank, St. Louis. From 2004 to 2006, Mr. Klein served as a director of Amerus Insurance Company. Mr. Klein has more than 30 years of service in various leadership roles with an international publicly-held consumer products company, with extensive experience in management, marketing, corporate finance, business strategy and international business. He has a Masters degree in management, with concentrations in marketing, finance and accounting. Additionally, his service as Deputy Chair of the Federal Reserve Bank of St. Louis and as a board member for an insurance company provide experience in the oversight role for the board and the Audit Committee.

W. PATRICK McGINNIS, 63, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company, a manufacturer of pet products. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc. Mr. McGinnis brings substantial leadership and management experience as the president and chief executive of a major international consumer products company. In this capacity, he has many years of experience in mergers and acquisitions, corporate finance, corporate strategy, marketing and corporate governance.

DIANE M. SULLIVAN, 55, is our President and Chief Operating Officer, having joined the Company in 2004 as President and in March 2006 received the additional title of Chief Operating Officer. Effective immediately following our 2011 Annual Meeting of Shareholders, Ms. Sullivan will be our Chief Executive Officer and President. Prior to joining the Company, Ms. Sullivan served as Vice Chairman of the Footwear Group of Phillips-Van Heusen from September 2001 to December 2003. Prior to joining Phillips-Van Heusen in 2001, Ms. Sullivan was President and Chief Operating Officer for Stride Rite Corporation, where she worked from 1995 until 2001 and also held the position of Group President: Tommy Hilfiger, Stride Rite Children’s and Sperry. Ms. Sullivan serves on the Board of Directors for Barnes Jewish Hospital in St. Louis and is Chair of the Patient Care, Quality and Safety Committee, as well as a member of the BJC Healthcare Patient Care Committee. Ms. Sullivan is also a member of the board of Footwear Distributors and Retailers of America. Ms. Sullivan was added to our board in 2007, as she has more than 25 years of experience in the footwear industry with contemporary brands, and proven leadership in operations as well as brand development, marketing and sales.

RETIRING DIRECTORS

We thank Dr. Bower and Ms. Esrey for their years of dedicated service to the board, our company and our shareholders.

JOSEPH L. BOWER, 71, has been a director since 1987. Since 2008, he has been the Baker Foundation Professor of Business Administration at Harvard Business School, and prior to 2008, he was the Donald Kirk David Professor of Business Administration. Dr. Bower serves as a director of Anika Therapeutics, Inc., Loews Corp., the New America High Income Fund and Sonesta International Hotels Corporation. During the past five years, Dr. Bower also served as a director of the TH Lee Putnam EOP Fund. Dr. Bower brings to the board more than three decades of experience in corporate governance and management, during which he has written books and taught these subjects at Harvard Business School. Additionally, he has consulted with numerous organizations on problems of strategy and organizational development, including strategic planning and succession planning.
JULIE C. ESREY, 71, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a Director of the Duke Management Company (which oversees the investments of the Duke University Endowment). She also has served as a Director of Bank IV Kansas, National Association, in Wichita, Kansas. Ms. Esrey brings many years of experience as an international economist to the board, having advised a wide range of organizations on these issues, including one of the largest multi-national corporations as well as the Federal Reserve Bank of New York. This experience in business analysis and forecasting in the international markets is augmented by her service as a director of the entity that manages Duke University’s endowment.

PROPOSAL 2 — Ratification of Ernst & Young LLP as the
Company’s Independent Registered Public Accountants

Ratification of Ernst & Young LLP

The Audit Committee has appointed Ernst & Young LLP as the independent registered public accountants to audit the Company’s consolidated financial statements for the fiscal year ending January 28, 2012. The Audit Committee and the board are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice. If the shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will consider any information submitted by the shareholders in connection with the selection of the independent registered public accountants for the next fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent registered public accountants at any time during the fiscal year if the Audit Committee believes such a change would be in the best interest of the Company and its shareholders.

Representatives of Ernst & Young LLP do not plan to make a formal statement at the annual meeting. However, we expect that they will attend the meeting and be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of
Ernst & Young LLP as the Company’s independent registered public accountants.

Fees Paid to Independent Registered Public Accountants

During 2010 and 2009, Ernst & Young LLP were our independent registered public accountants and charged fees for services rendered to us as follows:

Service Fees	2010 Fees	2009 Fees

Audit Fees	$1,160,375	$1,087,116
Audit-related Fees(1)	354,507	437,582
Tax Fees(2)	192,052	115,373
All Other Fees	—	—

Total	$1,706,934	$1,640,071

(1)	The audit-related services performed in 2009 and 2010 include internal controls review in connection with the implementation of our integrated enterprise resource planning information technology systems and audits of our employee benefit plans. The audit-related services performed in 2010 also include services performed in connection with our acquisition of American Sporting Goods Corporation.

(2)	The tax services in 2010 and 2009 included tax compliance (including preparation and/or review of tax returns), tax planning and tax advice, including assistance with tax audits.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

In 2010, all of the audit, audit-related and tax services were pre-approved in accordance with the Audit Committee’s audit and non-audit services pre-approval policy that requires the committee, or the chair of the committee to pre-approve services to be provided by the Company’s independent registered public accountants. Pursuant to this policy, the committee will consider whether the services to be provided by the independent registered public accountants are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent registered public accountants are best positioned to provide the most effective and efficient services. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. Management is primarily responsible for the consolidated financial statements and reporting processes including the systems of internal controls, while the independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the internal auditors and independent registered public accountants. The committee discussed with the Company’s internal auditors and independent registered public accountants the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal auditors and independent registered public accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants, including their judgments as to the quality, not just the acceptability, of the Company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.

The Company’s independent registered public accountants also provided to the committee the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication With Audit Committees Concerning Independence. The committee discussed with the independent registered public accountants that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, among other things. The committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.

In reliance on the reviews and discussions referred to above, the committee recommended to the board and the board approved including the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended January 29, 2011 for filing with the SEC. The committee has retained Ernst & Young LLP as the Company’s independent registered public accountants for 2011.

While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accountants. In addition, it is not the duty of the committee to conduct investigations or to ensure compliance with laws and regulations and the Company’s business conduct policies.

Audit Committee
Hal J. Upbin, Chair
Mario L. Baeza
Ward M. Klein
Steven W. Korn
W. Patrick McGinnis

PROPOSAL 3 — Approval of the Incentive and Stock Compensation Plan of 2011

Background

On March 3, 2011, the compensation committee of our board of directors (the “Committee”) adopted the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2011 (the “2011 Plan”), and on March 3, 2011 our board of directors directed that the 2011 Plan be submitted for shareholder approval, which we are now seeking. The 2011 Plan is similar in purpose and design to our Incentive and Stock Compensation Plan of 2002, as amended (the “2002 Plan”), which was most recently approved by our shareholders at our 2008 annual meeting.

As of April 15, 2011, the 2002 Plan and the Brown Shoe Company, Inc. Non-Employee Director Share Plan (2009) (the “Director Plan”) are the only benefit plans that the Company currently uses to grant stock options, restricted stock, performance shares, performance units, stock appreciation rights, other share-based awards and cash-based awards to directors and employees. The Director Plan allows a non-employee director to receive retainer and meeting fees in shares of common stock in lieu of cash. Only 30,000 shares were authorized under the Director Plan and 8,997 remain available for issuance thereunder as of March 31, 2011. Upon approval of the 2011 Plan, no additional awards would be issued under the Director Plan after December 31, 2011.

Effective May 22, 2008, the Company’s shareholders approved a 1,800,000 share increase in the number of shares available under the 2002 Plan, providing a total of 2,049,555 shares available for issuance at that time. Additionally, 3,817,799 shares were returned to the 2002 Plan from forfeitures, cancellations and lapses in grants. As of March 31, 2011:

•	options to purchase 456,000 shares of common stock have been granted, with 246,910 of such options having been exercised;

•	1,602,539 shares of restricted stock have been granted, with 376,225 shares being fully vested; and

•	1,009,688 shares have been reserved for issuance pursuant to performance unit and performance share awards.

Thus, as of March 31, 2011, there were 749,572 shares remaining available for grant under the 2002 Plan. In accordance with the terms of the 2002 Plan, such shares must be granted on or before May 22, 2012. Upon approval of the 2011 Plan, no additional awards would be issued under the 2002 Plan.

Given the limited number of shares available for issuance under the 2002 Plan and the fact that no such shares can be issued after May 22, 2012, the Company is requesting approval of the 2011 Plan.

We use incentive awards to attract, motivate and retain leadership talent as well as to align our executives’ interests with those of our shareholders, as described more fully in the Compensation Discussion and Analysis. The board of directors and the Committee approved the proposed 2011 Plan on the belief that the shares authorized by the 2011 Plan will allow the Company to award the equity incentives important to our compensation program for the foreseeable future, while resulting in a reasonable amount of potential equity dilution.

Description of the 2011 Plan

The principal features of the 2011 Plan are described below. This description is subject to and qualified in its entirety by the full text of the 2011 Plan attached as Exhibit A to this proxy statement.

Purpose.  The objectives of the 2011 Plan are to:

•	attract, retain and motivate participants through annual and long-term incentives which are consistent with the Company’s goals;

•	to align the personal interests of participants to those of the Company’s shareholders;

•	to provide participants with an incentive for excellence in individual performance; and

•	to increase Company shareholder value, long-term.

The 2011 Plan is further intended to provide us with flexibility in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and to allow participants to share in our success.

Administration.  The 2011 Plan is administered by the board of directors, and the board has delegated administration of the 2011 Plan to the Committee, in part in order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). (When used in this description of the 2011 Plan, “board of directors” or “board” includes the Committee when acting pursuant to the board’s delegation of authority.) Also, the Chief Executive Officer has been delegated the authority to make grants of awards representing no more than 50,000 shares per year to non-executive officer employees.

Your board of directors has full power to:

•	select the employees and directors who are to participate in the 2011 Plan;

•	determine the sizes and types of awards;

•	determine the terms and conditions of awards in a manner consistent with the 2011 Plan;

•	interpret the 2011 Plan and any agreement or instrument entered into under the 2011 Plan;

•	establish, amend or waive rules and regulations for the 2011 Plan’s administration;

•	amend the terms and conditions of any outstanding award as provided in the 2011 Plan; and

•	make all other determinations that may be necessary or advisable for the administration of the 2011 Plan.

Eligibility.  All employees and directors of the Company and its subsidiaries and affiliates are eligible to participate in the 2011 Plan. There are currently approximately 16,500 employees and directors eligible to participate in the 2011 Plan. The ability of such employees and directors to participate in the 2011 Plan is subject to the approval of the board of directors.

Limits on Awards.  The 2011 Plan limits the grants of awards to a single participant in any fiscal year as follows:

•	the maximum aggregate number of shares that may be granted in the form of stock options shall be 550,000 shares;

•	the maximum aggregate payout at the end of an applicable performance period with respect to awards of performance shares or the share component of performance units shall be the value of 500,000 shares;

•	the maximum payout with respect to cash-based awards shall be $4,000,000;

•	the maximum number of shares of common stock with respect to which stock appreciation rights may be granted shall be 550,000 shares; and

•	the maximum aggregate grant with respect to any stock-based award shall be 250,000 shares.

No awards may be made under the 2011 Plan after May 26, 2021.

Shares Available under the 2011 Plan.  As of April 15, 2011, the 2002 Plan and the Director Plan were our only plans with shares available for future award grants. Upon approval of the 2011 Plan, no additional awards would be issued under the 2002 Plan and no additional awards would be issued under the Director Plan after December 31, 2011. Under the 2011 Plan, we have the ability to grant awards for up to the number of shares equal to the sum of:

•	1,500,000;

•	any shares available for future awards under the 2002 Plan;

•	any shares withheld, surrendered or tendered in payment of the exercise of stock options granted under the 2002 Plan;

•	any shares tendered or withheld in order to satisfy tax withholding obligations associated with the exercise of a stock option or settlement of an Award granted under the 2002 Plan, and

•	any shares subject to a share-settled stock appreciation right granted under the 2002 Plan that were not issued upon the exercise of such stock appreciation right.

Shares subject to an award shall only be counted as used to the extent they are actually issued. Upon issuance, such issued shares shall reduce the number of shares available under the 2011 Plan. Shares subject to an outstanding stock-based award that are cancelled, terminate, expires or lapse shall be added back to, and again become available under the 2011 Plan. If any award expires, is forfeited or lapses prior to any shares being issued pursuant to that award, there is no effect on shares available. Also, if any award is exercised, settled or paid with less than the full number of shares initially subject to the award’s terms, or is settled in cash in lieu of shares, the number of shares available under the 2011 Plan shall be reduced only if, and to the extent, shares are actually issued. In addition, if the exercise price of any stock option granted under the 2011 Plan or the tax withholding requirements with respect to any award granted under the 2011 Plan are satisfied by tendering shares of common stock to the Company, or if a stock appreciation right is exercised, or there is a cashless exercise of a option, only the number of shares issued, net of any shares tendered will reduce the number of shares available under the 2011 Plan.

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation, an adjustment may be made to prevent dilution or enlargement of participants’ rights.

Stock Options and Stock Appreciation Rights.  Under the 2011 Plan, a stock option is granted under an award agreement specifying the price, the duration of the stock option, the number of shares of common stock to which the stock option pertains and whether the stock option is an incentive stock option or a nonqualified stock option. Incentive stock option awards under the terms of the 2011 Plan are those that qualify for special tax treatment under Code Section 422 to the extent such treatment is available, while the nonqualified stock options do not qualify for such special tax treatment. Directors may not be granted incentive stock options but employees may be granted either type of option under the 2011 Plan. The stock option price upon the exercise of any stock option is paid:

•	in cash;

•	by tendering (either actually or by attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total stock option price (provided that, if required by the board at time of exercise, the shares which are tendered must have been held by the participant for at least six months prior to their tender to satisfy the stock option price) or by net exercise;

•	by a combination of the two methods described above;

•	by cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions; or

•	by any other means that the board determines to be consistent with the 2011 Plan’s purposes and applicable law.

The board may permit a participant to elect to pay all or part of the exercise price of the option by having the Company withhold from the shares of common stock which would otherwise be issued upon exercise of the option a number of shares of common stock having a fair market value equal to the amount of the exercise price. The price of a stock option granted to a participant under the 2011 Plan will be at least 100% of the fair market value of a share of common stock on the date the stock option is granted.

A stock appreciation right is granted under the 2011 Plan pursuant to an award agreement specifying the duration of the stock appreciation right and the number of shares of common stock to which the stock appreciation right pertains. The value of a stock appreciation right with respect to a share of common stock as of any given date will be equal to the excess of the fair market value of a share of common stock on such date over an amount equal to at least 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. A stock appreciation right is payable as specified in the award agreement, and therefore can be in cash or in shares of common stock.

The term of a stock option or stock appreciation right is determined by the board at the time that it is granted. Neither stock options nor stock appreciation rights will be allowed to be exercisable later than the tenth anniversary date of their grant. Stock options and stock appreciation rights can be exercised subject to the restrictions and conditions placed upon them by the board, and they need not be the same for each grant or for each participant.

Each participant’s stock option or stock appreciation right award agreement will set forth the extent to which the participant can exercise the stock option or stock appreciation right following the termination of the participant’s employment or directorship with the Company. Such provisions will be determined in the sole discretion of the board, will be included in the award agreement entered into with each participant, and need not be uniform among all stock options and stock appreciation rights issued.

Unless otherwise determined by the board and set forth in a participant’s award agreement, no stock options or stock appreciation rights may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and both stock options and stock appreciation rights granted to a participant will be exercisable during the participant’s lifetime only by such participant.

Performance Units, Performance Shares, and Cash-Based Awards.  The board sets performance goals that determine the number and/or value of performance units/shares and cash-based awards that may be paid out to a participant. Each cash-based award (including the cash-component of a performance unit) has a value as may be determined by the board. The determination of the board with respect to the form of payout of such awards will be set forth in the award agreement pertaining to the grant of the award. The time period during which the performance goals must be met is called the “performance period.”

Performance measures authorized by the 2011 Plan include:

•	Earnings per share;

•	Earnings (before or after taxes) growth per share or in the aggregate;

•	Net income (before and/or after taxes);

•	Operating income (before or after taxes);

•	Return on invested capital, return on assets, or return on equity;

•	Cash flow return on investments which equals net cash flows divided by owners’ equity;

•	Earnings before any of interest, taxes, depreciation and/or amortization;

•	Gross revenues or revenue growth (before and/or after taxes);

•	Net sales or growth of net sales;

•	Costs or expenses;

•	Market share;

•	Same store sales; and

•	Growth in share price or total stockholder return.

Attainment of such measures may be on an absolute or relative basis. Performance measures may vary from performance period to performance period and from participant to participant and may be established on a stand-alone basis, in tandem or in the alternative. The board will have the discretion to adjust the amount payable on a corporation-wide or divisional basis or to reflect individual performance and/or unanticipated factors; however, awards that are designed to meet the performance-based criteria of Code Section 162(m) may not be adjusted upward. Shareholder approval of the 2011 Plan will be deemed to include approval of the various performance award measures identified in the prior paragraph.

If applicable tax and/or securities laws change to permit board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, then the board, in its sole discretion, may make such changes without obtaining shareholder approval. In addition, if the board determines that it is advisable to grant awards that will not meet the performance-based criteria, then the board may make such grants without satisfying the requirements of Code Section 162(m).

The board may pay performance shares, the cash and/or share components of performance units; and cash-based awards in cash or shares of common stock (or any combination thereof) that have an aggregate fair market value equal to the value of the awards earned at the close of the performance period, as specified in the award agreement.

At the discretion of the board, participants may be entitled to receive any dividends declared with respect to shares of common stock which have been earned in connection with grants of performance units and/or performance shares, but not yet distributed to participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions that apply to dividends earned with respect to stock-based awards). In addition, participants may, at the discretion of the board, be entitled to exercise their voting rights with respect to such shares.

Unless determined otherwise by the board and set forth in the participant’s award agreement, in the event the employment or directorship of a participant is terminated by reason of death, disability, early retirement or retirement during a performance period, the participant will receive a payout of the performance units/shares or cash-based awards that is prorated. For purposes of this provision, “retirement” and “early retirement” are determined by reference to our pension plan, and as a result, “early retirement” requires committee approval.

Payment of earned performance units or performance shares or cash-based awards will be made at a time specified by the board in its sole discretion and set forth in the participant’s award agreement.

In the event that a participant’s employment or directorship terminates for any reason other than those reasons set forth above during a performance period, all performance units/shares and cash-based awards are forfeited by the participant unless determined otherwise by the board or as set forth in the participant’s award agreement.

Except as otherwise provided in a participant’s award agreement, performance units/shares and cash-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; during the participant’s lifetime, the participant’s rights under the 2011 Plan may be asserted only by the participant or the participant’s legal representative.

Subject to the approved criteria for establishing performance measures, future performance awards may be different than those previously issued.

Stock-Based Awards.  Each grant of a stock-based award will be stated in an award agreement that will specify the period(s) of restriction (if applicable), the number of shares of stock granted, and such other provisions as deemed necessary by the board. Such awards may include restricted stock, restricted stock units, and unrestricted stock grants.

Shares related to stock-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction (if any) established by the board and specified in the stock-based award agreement. All rights with respect to the stock related to stock-based awards granted to a participant under the 2011 Plan are available only to the participant during his or her lifetime.

We are not required to issue a certificate for stock related to stock-based awards or provide unrestricted book entry title for shares related to stock-based awards until all conditions and/or restrictions applicable to the shares have been satisfied. Shares related to stock-based awards covered by a restricted stock grant made under the 2011 Plan become freely transferable by the participant after the last day of the applicable period of restriction. If provided in the award agreement, participants holding stock related to stock- based awards may be granted the right to exercise full voting rights and also may be credited with regular cash dividends paid with respect to the underlying shares while they are so held.

The award agreement for stock-based awards may set forth the extent to which the participant will have the right to receive unvested restricted shares following termination of the participant’s employment or directorship with the Company. Such provisions will be determined in the sole discretion of the board and included in the applicable award agreement entered into with each participant. Additionally, these provisions need not be uniform among all stock-based awards issued pursuant to the 2011 Plan.

Change in Control.  A “change in control” occurs when:

•	Any natural person, corporation, government, or political subdivision, agency, or instrumentality of a government, or partnership, limited partnership, syndicate, or other group of two or more natural persons (other than those persons in control of us as of May 26, 2011, or other than a trustee or other fiduciary holding securities under one of our employee benefit plans, or a corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our stock) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), either directly or indirectly of our securities representing 30% or more of the combined voting power of our then outstanding securities; or

•	During any period of two consecutive years, individuals who at the beginning of such period constitute the board (and any new director, whose election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), then cease to constitute a majority of the board; or

•	The consummation of: (i) the complete liquidation of the Company; or (ii) the sale or disposition of all or substantially all of our assets; or (iii) our merger, consolidation, or reorganization with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of our voting securities (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

Provided that, in no event shall a “change in control” be deemed to have occurred, with respect to a participant, if the participant is part of a purchasing group that consummates the change in control transaction. A participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the participant is an equity participant in the purchasing corporation or group (except for: passive ownership of less than three percent of the stock of the purchasing corporation; or ownership of equity in the purchasing corporation or group which is otherwise not significant, as determined prior to the change in control by a majority of the non-employee continuing directors).

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

•	any and all stock options and stock appreciation rights granted pursuant to the 2011 Plan shall become immediately exercisable;

•	any restriction periods and restrictions imposed on shares of common stock related to stock-based awards that are not performance-based, as set forth in the applicable award agreement, shall lapse; and

•	the target payout opportunities attainable under all outstanding awards of stock-based awards, performance units, performance shares, and cash-based awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change in control.

The vesting of all awards denominated in shares shall be accelerated as of the effective date of the change in control, and there shall be paid out to participants within 30 days following the effective date of the change in control a pro-rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control. Awards denominated in cash shall be paid pro rata to participants in cash within 30 days following the effective date of the change in control, with the proration determined as a function of the length of time within the performance period which has elapsed prior to the change in control, and based on an assumed achievement of all relevant targeted performance goals.

The above provisions cannot be terminated, amended, or modified on or after the date of a change in control to affect adversely any award previously granted under the 2011 Plan without the prior written consent of the participant with respect to the participant’s outstanding awards. However, the board may terminate, amend or modify the above provisions at any time prior to the date of a change in control.

Repricing Prohibited.  No outstanding options or stock appreciation rights may be repriced, replaced or regranted through cancellation in the event of a decline in stock price without the approval of the Company’s shareholders. The prohibition includes, among other prohibitions:

•	lowering the exercise price of outstanding options and stock appreciation rights; and

•	exchanging outstanding options and stock appreciation rights for cash or other awards.

Amendment, Modification, and Termination.  Subject to the terms of the 2011 Plan, the board may at any time, alter, amend, suspend or terminate the 2011 Plan in whole or in part. In addition, the board may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Plan; provided that, unless the board determines otherwise, at the time such adjustment is considered, no such adjustment will be authorized to the extent that such authority would be inconsistent with the 2011 Plan’s meeting the requirements of Code Section 162(m), as from time to time amended or the requirements of any state law.

Without the written consent of the participant holding an award, no termination, amendment, or modification of the 2011 Plan shall adversely affect in any material way any award previously granted under the 2011 Plan. However, to the extent the 2011 Plan or an award granted thereunder is subject to Code Section 409A, any termination of the 2011 Plan or such award which results in the distribution or acceleration of vested accrued benefits may be made by the board, without consent from affected participants, in accordance with regulations promulgated under Code Section 409A. At all times when Code Section 162(m) is applicable, all awards granted under the 2011 Plan shall comply with the requirements of Code Section 162(m) unless the board determines that such compliance is not desired. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any award or awards available under the 2011 Plan, the board may make any adjustments it deems appropriate.

Withholding.  We shall have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2011 Plan. With respect to withholding required upon the exercise of stock options, upon the lapse of restrictions on restricted stock, or upon any other taxable event arising as a result of awards granted pursuant to the 2011 Plan, participants may elect, subject to the approval of the board, to satisfy the withholding requirement, in whole or in part, by having us withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the board, in its sole discretion, deems appropriate.

Federal Income Tax Consequences

Under the Code, as presently in effect, a participant will not be deemed to recognize any income for federal income tax purposes at the time any award is made, nor will we be entitled to a tax deduction at that time. However, when any part of a stock option or stock appreciation right is exercised, when restrictions on restricted stock lapse, or when payments are made under a performance share, performance unit, or cash-based award, the federal income tax consequences may be summarized as follows:

•	In the case of an exercise of a stock option (other than an incentive stock option, or ISO) or stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price.

•	In the case of payment under a performance share, performance unit, or cash-based award, the participant will generally recognize ordinary income on the payment date in an amount equal to any cash and the fair market value of any unrestricted shares received.

•	In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize taxable income when the stock is received rather than when his or her interest is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

•	In the case of ISO’s, there is generally no tax liability either at the time of grant or at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the stock option price is included in the stock optionee’s income for purposes of the alternative minimum tax. If no disposition of the stock is made by the participant before the later of one year from the date of exercise and two years from the date of grant, the participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the stock option price and the sale price. If the stock is not held for such required period, ordinary income tax treatment will generally apply to an amount equal to the excess of the fair market value of the stock on the date of exercise over the stock option price (or, if less, the amount of gain realized on the disposition of the stock), and the balance of any gain or loss will be treated as capital in nature. In addition, if the stock is not held for the required period, the Company receives a tax deduction (known as a “disqualifying disposition”) in the same amount as the amount recognized as ordinary income by the participant. In order for ISO’s to be treated as described above, the participant must remain employed by us (or a subsidiary in which we hold at least 50 percent of the voting power) from the ISO’s grant date until three months before the ISO is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet the employment requirement, the stock option will be treated for federal income tax purposes as a stock option described in the first bullet above.

•	Upon the exercise of a stock option other than an ISO, the recognition of income on restricted stock, or the payment under a performance share, performance unit, or stock-based award, we will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant, but in the case of the recognition of income on restricted stock, the deduction will be allowed upon vesting. We will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to an award, the recipient will recognize ordinary income equal to the amount of cash received and we will generally be entitled to a deduction of the same amount.

•	Pursuant to Code Section 162(m), we may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year is our Chief Executive Officer or among one of the Company’s three other highest compensated officers for that year (other than our Chief Financial Officer). The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. We believe that compensation attributable to stock options granted under the 2011 Plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The 2011 Plan also authorizes the grant of performance shares, performance units, and cash-based awards utilizing the performance criteria set forth in the 2011 Plan so that payments under such awards may likewise be treated as qualified performance-based compensation. For restricted stock that provides for time-based, as compared to performance-based, lapse of restrictions, we believe that the taxable compensation will be subject to the deduction limit of Code Section 162(m).

The foregoing is only a summary of the federal income tax consequences of participation in the 2011 Plan. Each participant is advised to consult his or her own tax adviser for the income tax effects attributable to his or her own participation in the 2011 Plan.

Issuances under the 2011 Plan

The board of directors has discretionary authority to approve awards under the 2011 Plan. For this reason, the benefits that will be received by or allocated to any person or group of persons under the 2011 Plan in future periods is not presently determinable. No awards have been approved by the board to be granted under the 2011 Plan subject to stockholder approval at our 2011 annual meeting.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding the company’s equity compensation plans as of January 29, 2011, our fiscal 2010 year-end, and as of March 31, 2011, the record date for our annual meeting (with the closing share price on that date being $12.22). This table does not reflect the additional shares proposed to be added pursuant to the adoption of the 2011 Plan.

									Number of Securities
									Remaining Available
									for Future Issuance
	Number of Securities				Weighted-Average				Under Equity
	to be Issued Upon				Exercise Price of				Compensation
	Exercise of Outstanding				Outstanding Options,				Plans (Excluding
	Options, Warrants				Warrants and				Securities Reflected
Plan Category	and Rights (a)				Rights (b)				In Column (a))(c)

	1/29/2011		3/31/2011		1/29/2011		3/31/2011		1/29/2011		3/31/2011

Equity compensation plans approved by security holders	2,615,705	(1)	2,846,569	(2)	$15.42	(3)	$15.62	(4)	1,417,211	(5)	753,575	(6)

Equity compensation plans not approved by security holders	—		—		—		—		8,997	(7)	8,997	(7)

Total	2,615,705		2,846,569		$15.42		$15.62		1,426,208		762,572

(1)	As of January 29, 2011, included the following:

(i) 1,835,142 outstanding options; and

(ii)	780,563 rights to receive common shares subject to nonvested performance share and performance unit awards at the maximum award level. The target amount of shares to be awarded under these awards is 352,000 and 168,375, depending on the achievement of certain objectives at the end of fiscal 2011 and 2012, respectively. These awards may be payable anywhere from zero to a maximum of 528,000 and 252,563 shares at the end of 2011 and 2012, respectively. Although these awards are reflected at the maximum 150% award level in the table above (780,563 shares), when this table was included in our Form 10-K for the 2010 fiscal year filed with the SEC, we indicated our expectation that approximately 696,375 shares would be issued upon satisfaction of these awards, but excludes: (a) 1,502,244 shares restricted stock that are included in our issued and outstanding shares, but are subject to forfeiture; and (b) restricted stock units granted to independent directors and independent directors’ deferred compensation units, which are payable only in cash.

(2)	As of March 31, 2011, included the following:

(i) 1,836,881 outstanding options;

(ii)	1,009,688 rights to receive common shares subject to performance share and performance unit awards at the maximum award level. The target amount of shares to be awarded under these awards is 673,125, and depending on the achievement of certain objectives at the end of fiscal 2010, 2011 and 2012, these awards may be payable anywhere from zero to a maximum of 1,009,688 shares, but excludes: (a) 1,824,960 shares restricted stock that are included in our issued and outstanding shares, but are subject to forfeiture; and (b) restricted stock units granted to independent directors and independent directors’ deferred compensation units, which are payable only in cash.

(3)	As of January 29, 2011, these options have a weighted average remaining life of 4.71 years. Performance share and performance unit rights described in note (1)(ii) above were disregarded for purposes of computing the weighted average exercise price in column (b).

(4)	As of March 31, 2011, these options have a weighted average remaining life of 4.78 years. Performance share and performance unit rights described in note (1)(ii) above were disregarded for purposes of computing the weighted average exercise price in column (b).

(5)	Represents our remaining shares available for award grants as of January 29, 2011, based upon the plan provisions, which reflects our practice to reserve shares for outstanding awards. We reserve shares for performance share and performance unit awards based on the maximum payout level.

(6)	Represents our remaining awards available for grant as of March 31, 2011, based upon the plan provisions, which reflects our practice to reserve shares for outstanding awards. We reserve shares for performance share and performance unit awards based on the maximum payout level. The Committee will not grant any new awards under our plan between the record date (March 31, 2011) and the annual meeting date, although subsequent option exercises or award forfeitures may occur during that period.

(7)	Represents our remaining shares available for grant for our director share plan, whereby non-employee directors can elect to receive their annual retainer and meeting fees in shares of our stock in lieu of cash. Information regarding share-based plans is set forth in Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and is hereby incorporated by reference.

We believe that the approval of the amended plan is important to our continued success. Our employees are a valuable asset. Awards such as those provided under the 2011 Plan constitute an important incentive for key employees and help us to attract, retain and motivate people whose skill and performance are critical to our success.

Your Board of Directors recommends a vote “FOR” approval of the Incentive and Stock Compensation Plan of 2011.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Disclosure and Analysis (“CD&A”) describes the material elements of the compensation programs offered to our Named Executive Officers (“NEOs”) who are identified below:

•	Ronald A. Fromm, Chief Executive Officer

•	Mark E. Hood, Chief Financial Officer

•	Diane M. Sullivan, President & Chief Operating Officer

•	Richard M. Ausick, Division President — Retail

•	Douglas W. Koch, Senior Vice President and Chief Talent & Strategy Officer

Executive Summary

As the Compensation Committee (which is referred to as the “Committee”) conducted its fiscal 2010 (“2010”) executive compensation review in March 2010, it believed 2010 was an appropriate time for the beginning of a return to a “new normal” of compensation practices and levels of compensation as compared to the Company’s executive compensation policies for the previous two fiscal years. The Committee approved the following actions in 2010:

•	Increasing salary by an average of 2.5% for executives and NEOs (in line with the average salary increase across the Company), which was on par with the majority of similarly sized public companies.

•	Continuing to limit participation in the Company’s annual incentive plan to those associates at a leadership level, which continues to be consistent with our peer group and competitors.

•	Using an updated peer group for benchmarking compensation practices and levels, better reflecting our competitors for talent.

•	Using EPS metrics for our annual and long-term incentive awards, while including a capital efficiency measurement as a risk mitigator.

•	Maintaining clawback provisions in long-term incentive awards and forfeiture provision in annual incentive awards.

Fiscal 2010 turned out to be a strong financial year for the Company with consolidated net sales increasing 11.7% and earnings per share increasing by approximately four times. Robust performance across our retail businesses was broad-based across categories and geographies. Our Famous Footwear segment in particular saw a 10.5% increase in same-store sales, and operating profit improvement of $45.8 million, or 102.7%, versus 2009.

Approximately 98% of our management earned payouts from our annual incentive plan based on 2010 fiscal year results. These payouts were dependent upon Company performance (and division performance), as well as achievement of personal objectives, and such payouts ranged from 0% to 164% of target level. The Company did not achieve the minimum threshold for payment to management pursuant to either our 2007 — 2009 or 2008 — 2010 long term incentive plans, marking the third year in a row the LTIP financial objectives were not met. The Company continues to set challenging performance goals for its executives.

What is the Committee’s philosophy for compensating our leadership?

The Committee oversees the design, development and implementation of our executive compensation program. The Committee’s philosophical approach is to attract and retain executive talent by setting compensation at a level that is competitive with a similarly-sized industry peer group, encourage and reward superior performance with opportunities for additional compensation, and facilitate equity ownership so that executives will be invested as shareholders in creating and maintaining the Company’s long-term value.

What are the objectives of our executive compensation program?

The principle objectives of our executive compensation program are to sustain our talent pool by:

•	Paying for performance.

•	Aligning executives’ interests with shareholders’ interests.

•	Attracting, retaining and motivating talented executive leadership.

What are the key elements of our executive compensation program?

The key elements for our NEOs’ compensation, including those elements that are set annually (noted with asterisk (*)) as to each NEO, are indicated in the following table. Each of these elements is discussed in more detail in this CD&A. Additional discussion and related compensation amounts for these elements are included in other tables in the Executive Compensation section of this proxy statement, with the related table identified in the right-hand column below:

Compensation			Cross-Reference to Other
Element	Primary Purpose	Key Features	Compensation Tables
Base Salary*	Fixed level of cash compensation for performing executive responsibilities.	To be commensurate with experience and level of responsibility, based on consideration of industry peer group median data, with adjustments for individual performance, executive’s expected and/or proven responsibility for contributing to our performance and overall market competitiveness.	Summary Compensation Table
Annual Incentive Plan*	Reward both short-term financial performance and individual operating performance consistent with strategic objectives.	Target cash award opportunity based on percent of salary, with payment based on fiscal year performance compared to a range of pre-established performance levels. Minimum Adjusted EPS required and the maximum payout opportunity is a multiple of target cash award value (subject to Compensation Committee’s right to reduce based on individual performance). Subject to forfeiture if violation of Code of Conduct.	Summary Compensation Table; and Grants of Plan-Based Awards Table
Long-Term Incentive Plan*	Encourage continued high level of performance and retention of talent.	Performance awards using pre-established metrics and a range of potential payout opportunities based on a three-year performance period. Minimum Cumulative Adjusted EPS required, and maximum payout opportunity is multiple of the target award(s) granted. Subject to clawback if restatement due to malfeasance.	Summary Compensation Table; Grants of Plan-Based Awards table; and Outstanding Equity Awards at Fiscal Year-End Table
Equity Awards*	Align executive management interests with those of shareholders and encourage retention.	Restricted stock with four-year cliff vesting based on service. Stock options vest ratably over a period of years.	Summary Compensation Table; Grants of Plan-Based Awards Table; Outstanding Equity Awards at Fiscal Year-End Table
Pension Benefits and Deferral Plans	Attract and retain highly compensated executives by providing post-employment replacement income and tax-efficient savings opportunities.	Participation in pension and savings plans on same terms as all employees, participation in a supplemental executive retirement plan, and opportunity to defer current compensation through 401(k) savings plan and deferred compensation plan.	Retirement Plans - Pension Benefits Table and Non-Qualified Deferred Compensation Table; Company 401(k) match in “All Other Compensation” column of Summary Compensation Table and Note 7 thereto.
Change in Control, Severance Payments and Non-Compete	Encourage executives to act in best interests of shareholders in the event of actual or threatened change in control; restrict designated executives from certain activities with a competitor in the footwear industry.	Change in control provision with double trigger, severance payments for termination by Company other than for cause, and non-compete restrictions following termination provided by executive severance agreements; and single trigger acceleration of equity awards pursuant to our incentive plan.	Additional Benefits Upon Termination and Change in Control; Estimate of Payments Upon Termination and Change in Control Table; Executive Severance Agreements discussion below.

Does the Committee use a compensation consultant?

Effective at the beginning of 2010, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as the Committee’s independent compensation consultant. Meridian was established in early 2010 as a result of a spin-off by Hewitt Associates (“Hewitt”). Thus, with respect to 2010 compensation, the Committee received advice from both Meridian and Hewitt. A representative of Meridian attended five of the Committee’s six meetings. Among other matters, Meridian advised the Committee regarding:

•	Executive compensation practices and trends.

•	Best practices regarding short-term and long-term incentive plan design.

•	The appropriate mix and amounts for compensation elements to achieve Company objectives.

•	Consideration of both shareholder and management interests.

•	Selecting the appropriate peer group and peer group data (described in more detail below).

•	Compensation market values, as a result of a market study or update, as appropriate, for key senior executives.

What is the role of management in determining compensation?

For 2010, Ronald A. Fromm, our Chairman and Chief Executive Officer (“CEO”), assisted the Committee by making compensation recommendations for a group of senior executives, including the other NEOs, after discussion with our Vice President — Total Rewards and our Senior Vice President — Chief Talent Officer. Recommended levels for base salary, equity grants and annual and long-term incentive awards are provided to the Committee, along with the CEO’s relative value ranking for the other NEOs, the individual performance rating levels in connection with the prescribed Company-wide evaluation process, and median market values provided by the Company’s compensation consultant. Both our CEO and Senior Vice President — Chief Talent Officer are present at the Committee’s March meeting to discuss individual performance and contributions, how the Committee’s determinations can support strategic goals, and other issues of concern to the Committee.

In addition, based on our business plan and prior year performance, management develops the performance metrics, plan goal and range of performance and payout levels to be used for our annual and long-term incentive awards and provides this to the Committee for its review.

The Committee generally gives considerable weight to management’s recommendations, but exercises its independent discretion to accept, reject or modify these recommendations. In March 2010, the Committee discussed these recommendations with the CEO and also met in executive session. The Committee accepted management’s recommendations, with a slight variation in the payout of long-term incentives.

Who evaluates the CEO’s performance?

Our Governance and Nominating Committee is responsible for evaluating our CEO’s performance, and utilizes a formal process administered by an outside human resources consulting firm for that purpose. This performance appraisal considers the CEO’s performance in the areas of organizational leadership, financial results, and board governance, and includes surveying all members of the board. When evaluating the CEO’s performance, the Governance and Nominating Committee meets in executive session without management present, although other non-management members of the board are invited to participate in that committee’s meeting. Subject to the Governance and Nominating Committee’s evaluation, the Compensation Committee reviews and determines the CEO’s compensation in executive session.

What is the Committee’s process for setting executive compensation?

The Committee sets annual levels of the key compensation elements for the NEOs early in the fiscal year, at the March meeting when prior year financial results are known. However, consideration of peer practices and trend development, analysis of our programs and outcomes, and discussion of possible program changes begin several months earlier. Also, throughout the year, the Committee reviews overall structure and elements of compensation.

The Committee utilizes a variety of information resources in fulfilling its responsibilities to determine appropriate executive compensation, with most information provided by the Company’s Vice President — Total Rewards. As requested by the Committee or as otherwise deemed appropriate to support the Committee in carrying out its responsibilities, the Committee also receives advice from its compensation consultant and also utilizes other published compensation data. In connection with the March meeting, management furnishes to the Committee supplemental historical information in tabular form for each of the NEOs, including: historical salary and equity award grants, total shares subject to outstanding awards, spread value on unvested options, market value of outstanding restricted stock and current stock ownership. Peer group median data and the variance of recommended compensation from peer group median are also provided.

The Committee generally considers the following factors when establishing the annual levels for the compensation elements:

•	For each executive: prior years’ compensation levels; demonstrated leadership skills; prior year performance, including accomplishment of strategic objectives and personal contributions (based upon management reports); scope of responsibilities; long-term career goals; and, if applicable, anticipated retirement.

•	For the NEOs as a group: equity among the executive group, with each NEO to have a significant portion of compensation to be variable “at risk” pay tied to both short-term and long-term performance-based incentives, and with a greater percentage of compensation being at risk as scope of responsibilities increase.

•	Compare peer group data at the median level to current market value of each key element and total package value (as described below), with peer median serving as a basis for comparison. The Company commissions a market study every few years; and survey data is used for the next year unless the consultant advises that the data is no longer useful as a comparison level for the applicable compensation element.

•	Prior year Company performance and current stock price.

•	Number of shares available for grant under our incentive plan, a calculation of current run rate “overhang” based on outstanding awards and dilution that would result from proposed awards.

•	The Company’s strategic direction and financial position, current year budget and projections.

•	Potential risk of the proposed award program.

•	Succession planning.

•	External factors, such as market conditions for a particular job or skill set or known changes in compensation practices of our competitors for talent.

•	The need to retain the Company’s key employees.

•	Our CEO’s recommendations and value ratings.

In considering these factors, the Committee’s deliberations are necessarily fact specific and situational. There is no established formula for weighting these factors, some of which are intangible and not readily quantifiable. Nor does the Committee use a pre-established priority of these factors. Depending on the year or the individual, the Committee may find certain factors more significant than others. As a group, however, they provide necessary context and perspective for developing a compensation program that will meet program objectives and provide the right performance incentives.

For performance-based compensation elements such as our annual and long-term incentive awards, the Committee reviews the performance metrics to be used as well as the plan goal and minimum and maximum levels used to establish the range of potential payouts. Although the Committee considers the performance goal levels within management’s operating plan, its focus in approving incentive compensation plans is to set performance levels that it believes promote Company growth without sacrificing quality of earnings. The Committee also considers both the metrics selected and plan goal levels as significant measures of executive efforts in managing the Company consistent with its business strategy and operating plans, and in the best interests of shareholders.

How did the Committee set the NEOs’ compensation for 2010?

2010 Total Compensation Opportunity.  To develop compensation packages for the NEOs for 2010, the Committee considered current and long-term compensation, and used a market-value approach to review those elements that it reviews annually, including base salary, targeted annual cash incentive, long-term incentive, and equity awards. The Committee determined a total market value for the long-term elements for the CEO and the President after considering peer group median data, and then granted restricted stock for approximately half of the total long-term value and granted performance awards for the remaining amount of the award. Additionally, Ms. Sullivan received a stock option grant that was meant to emphasize the Company’s interest in retaining her as a key leader in the organization. The Committee then determined grant levels for the other NEOs equal to approximately one-fourth of the CEO’s grant level.

Due to the dramatic decline in the Company’s share price in early 2009, in 2009 the Committee based the amount of equity awards granted on a six-month average share price rather than a current share price at the time of grant. For 2010, the Committee reverted back to the more traditional methodology (as reflected in the Committee’s practice prior to 2009) and based the value of equity awards granted on a one-month average share price. Also, while the Committee was provided with peer group median data prepared in late 2008, Hewitt advised the Committee that the subsequent economic downturn had rendered such data a less reliable benchmark than in the past. To facilitate the Committee’s discussion, Hewitt and the Vice President — Total Rewards provided supplemental information on emerging incentive compensation practices and the overall direction of market valuation compared to the prior year. As the 2010 economic situation evolved, research conducted by Hewitt established that the executive pay climate was also experiencing a change and beginning to return to a “new normal.” As a result of these findings, the Company determined to provide an average merit increase of 2.5% to our executives and our employees in North America. Additionally, the Committee approved an increase in Annual Incentive Plan payout “targets,” with such targets increasing to pre-2009 levels.

While neither management’s recommendations nor the Committee’s determinations are based on a specified pay mix allocation, the final pay mix approved for an individual executive and for the group can be evaluated for consistency with our objectives. To the extent the Committee considered peer group data when setting 2010 compensation, the Committee reviewed the data available for comparable positions at such peer companies for each of the NEOs.

Fiscal 2010 Grant Date Market Analysis.  The Committee used a market valuation analysis to enable comparison with peer group data and to assess relative compensation levels among key executives. The March 2010 market valuation, summarized in the table below, shows base salary at the approved annual level and the assumed market value of other elements. These market values assume that target level performance will be achieved during the performance period. The current market value for long-term performance and equity awards reflects an appropriate discount from the potential value of such elements. The general principle behind the valuation method used was to arrive at a figure that corresponds as closely as possible to the economic annualized value of the award on the date of the grant. Additional information on the elements of long-term compensation is included in the table entitled “Total Long-Term Compensation Opportunity — Fiscal 2010 Compared to Fiscal 2009” in this CD&A.

Fiscal 2010 Grant Date Market Analysis

	Annual Opportunity			Long-Term Opportunity			Total 2010 Opportunity
		Annual Cash							2010 Increase
		Incentive		Restricted	Long-Term				Over
		Target		Stock and	Performance	Total			Total 2009
		Award as		Stock	Units	Long-Term			Market Value(3)
	Annualized	a Percent	Target	Options	Target	Target	Target	Percent Above
	Base Salary	of Base	Market	Market	Market	Market	Market	(Below) Median	Dollar	Percent
Name	Level ($)	Salary	Value($)(1)	Value($)(2)	Value($)(2)	Value($)(2)	Value ($)(2)	Market Value	Change ($)	Change

Ronald A. Fromm	$860,000	100%	$860,000	$808,622	$755,712	$1,564,334	$3,284,334	2.8%	$252,749	8.3%

Mark E. Hood	378,275	60%	226,965	249,722	241,408	491,130	1,096,370	(1.1)%	83,620	8.3%

Diane M. Sullivan	742,225	80%	593,780	697,402	472,320	1,169,722	2,505,727	27.3%	311,168	14.2%

Richard M. Ausick	500,000	60%	300,000	237,830	220,416	458,246	1,258,246	10.5%	53,946	4.5%

Douglas W. Koch	386,255	60%	231,753	249,722	241,408	491,130	1,109,138	N/A	83,988	8.2%

(1)	For this table, the annual cash incentive was assumed to be paid at the target percentage of base salary. However, because the 2010 annual incentive plan provided for payout at only 85% if the plan’s performance goals were met, to achieve the target level payout shown in the table required achievement of performance levels substantially higher than the plan goal.

(2)	The estimated value for long-term performance incentives and equity grants was determined using a per share price of $12.25, representing the average of the Fair Market Value share price (average of the high and the low share price) for the period from January 14, 2010 through February 15, 2010. Approximately half of the long-term performance incentive award, if earned, is payable in cash, with the remaining amount payable in shares of Company stock. After discounting, the value of these awards, as a percent of the estimated share price, was as follows: 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock. For restricted stock, option and long-term performance incentive grants, the actual market value (average of high and low prices) on the grant approval dates was $13.99.

(3)	For purposes of calculating the change in market value of the Total 2010 Opportunity over the Total 2009 Opportunity, the 2009 total market value was based on a comparable grant date market analysis considered by the Committee in March 2009. For the 2009 analysis, the per share price used to value equity awards and performance shares was $10.07, representing a six-month average share price as of March 2009. Also, similar to 2010, the 2009 market value reflected a discount of equity awards to a current market value in a manner similar to that described in Note 2 above.

Compensation Mix 2010.  Based on the target market valuations used by the Committee and set forth in the preceding table, the following graphs show percentage allocations for each NEO based on the particular compensation element. These charts facilitate a quick review of whether the allocations are consistent with the Committee’s objectives, such as by considering the annual/short-term versus long-term allocation, cash versus equity split, and fixed (salary) versus variable or “at risk” (because it is market-based or performance-based), with the partial black outline indicating the at-risk segments. This data also reflects that the most senior executives with the greatest scope of job responsibilities have an increasing percentage of compensation that is performance-based rather than fixed. The charts also indicate that base salary represents no more than 40% of the assumed total target compensation opportunity for any NEO:

Base Salary.  In December 2009, the Compensation Committee determined that the NEOs and other executive officers of the Company would receive average merit increase of 2.5% for 2010. This increase was consistent with base salary increases throughout the Company.

Annual Incentive.  For 2010, the Committee made no change to the target annual incentive award (stated as a percentage of base salary) for any of the NEOs. The target annual incentive award is the percent of salary that could be earned if 2010 performance were to result in a 100% payout of such award. In approving these percentages, the Committee was provided with peer data indicating that the annual incentive percentages of salary for the NEOs were within a range of 23.3% below to 18% above the peer median percentage of salary. As to the comparability of the 2010 target cash payout for our NEOs based on the annual incentive percentages awarded, the market values shown in the Fiscal 2010 Grant Date Market Analysis above were within a range of 1.1% below to 28.7% above the peer median market value. In setting these percentages, the Committee focused on the peer median percentage of salary, as distinguished from the peer median cash market value for annual incentives. The annual incentive target percentages and the cash payout amounts based on meeting plan performance are set forth in the Fiscal 2010 Grant Date Market Analysis table above.

The Committee decided to continue to use Adjusted EPS (which is defined as consolidated diluted earning per share, as adjusted for special charges and recoveries as determined by the Committee) as the primary metric for all annual incentives, with the addition of a second metric that varies depending on the particular plan. The Committee continues to use Adjusted EPS as the primary metric because it is the performance measure most closely followed by shareholders and is a good indicator of annual operating performance for our industry. By allowing adjustments for special charges and recoveries, the Committee recognized that certain items that are not indicative of the Company’s core operating results should be excluded for purposes of determining compensation. The second metric is either net sales for the divisional plans or a capital efficiency metric for the corporate and governance plan

(applicable to our NEOs at that date). The capital efficiency metric selected for the corporate and governance plans was Adjusted EBITDA as a Percentage of Average Net Assets. For purposes of the second metric, EBITDA (defined as Earnings Before Interest, Taxes, Depreciation and Amortization for the period) would be subject to adjustment to exclude special charges and recoveries. Average Net Assets was to be calculated as the average of each month-end balance for Net Assets during the period, with Net Assets being calculated as the sum of working capital, property and equipment, net and capitalized software, net. This second metric is referred to herein as “EBITDA/Net Assets” and was selected because it is a commonly used metric for profitability that is closely associated with cash management, and therefore captures whether the Company is improving earnings by using capital efficiently.

Our annual incentive awards are earned based on the achievement of challenging business performance goals. The 2010 corporate and governance plan goal levels of Adjusted EPS and EBITDA/Net Assets were based on the Company’s operating budget for the year. The divisional plans included the same level of Adjusted EPS and a division level performance measure (net sales) based primarily on the Company’s operating budget for the year. The Committee also identified a minimum level of both Adjusted EPS and division net sales that must be met in order to generate any payout, as well as a performance level for each that, if achieved, results in the maximum potential payout. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 100% of the target award. Additionally, the Committee again included a forfeiture condition, which provides that the annual incentive will be forfeitable prior to payment if the Committee determines that the NEO has violated our Code of Conduct or engaged in gross misconduct. In addition to Company or division financial performance, any payout is based, in part, on achievement of individual goals established in the regular course of our performance review process and the Committee has retained negative discretion to reduce any award payout based on individual performance or other reasons, including the quality of earnings.

The following table provides information about the range of performance levels and the potential payouts for the annual corporate and governance group incentive awards approved by the Committee in March 2010:

Annual Corporate and Governance Incentive 2010

			Award Payout Percentage if Adjusted
			EBITDA/ Net Assets is:
		Adjusted EPS	Up to 19.5%		33.5% or More
	Adjusted	Performance as a	(Plan Goal Less	23.5%	(Plan Goal Plus
	EPS	% of Plan Goal	4% or More)	(Plan Goal)	10% or More)

Minimum Adjusted EPS Performance	$0.55	85%	30%	50%	75%

Plan Goal Adjusted EPS	$0.65	100%	60%	80%	105%

Adjusted EPS to Receive 100% Payout	$0.80	123%	80%	100%	125%

Adjusted EPS to Receive Maximum Payout	$1.05	162%	180%	200%	200%

Actual 2010 Adjusted EPS(1)	$0.94	145%	—	—	—

(1)	Reflects adjustments made at the Committee’s discretion.

In March 2011, management presented its calculation of 2010 Adjusted EPS and Adjusted EBITDA/Average Net Assets, both of which excluded costs related to our information technology initiatives, transaction costs associated with the Company’s recently announced acquisition of American Sporting Goods Corporation, and certain other adjustments. Based on these adjustments, for bonus calculation purposes, Adjusted EPS for 2010 was $0.94 and Adjusted EBITDA/Average Net Assets for 2010 was 26.7%. Based on the levels achieved, the Committee determined that the 2010 annual incentive award for the corporate and governance group (which applied to all NEOs) would be payable at 164% of the target award. This amount was adjusted downward for certain NEOs who did not meet individual annual incentive award objectives.

Long-Term Compensation.

Process for Calculating Share Award Levels.  In preparing its recommendations regarding share awards, consistent with past practice, management focused first on setting a target current market value for the aggregate long-term compensation for each of the CEO and the President, and then allocated approximately 50% to be issued as service-vested restricted stock and 50% to be issued as performance units (with potential payouts of such performance units being approximately half in cash and half in shares of Company stock). The next step was to divide the proposed market value by a discounted per share value to determine the number of restricted and performance units to be granted to the CEO and President. Additionally, Ms. Sullivan received a stock option grant that was meant to emphasize the Company’s interest in retaining her as a key leader in the organization. The share award levels were then set for other senior executives as a percentage of the levels granted to the CEO, with consideration to maintaining internal pay equity among this group.

Share Award Levels and Long-Term Market Value.  The following table shows how the total long-term compensation amount for 2010 compared to the 2010 peer group medians as well as the Committee’s fiscal 2009 market value estimates, with additional detail on these amounts provided in the “Fiscal 2010 Grant Date Market Analysis” table and notes within this CD&A.

Total Long-Term Compensation Opportunity — Fiscal 2010 Compared to Fiscal 2009

	Fiscal 2010					Fiscal 2009		2010 over 2009
		Restricted
	Long-Term	Stock (RS)						Change in Total
	Performance	and Stock						Long-Term
	Units	Options (SO)	Total Long-Term			Total Long-Term		Market Value
					Percent		Percent
					Above		Above
			Assumed	Percent	(Below)		(Below)
	Target		Target	of Total	Median	Assumed	Median
	Number of	Number	Market	Compensation	Market	Target Market	Market	Dollar	Percent
Name	Shares	of Shares	Value($)(1)	Opportunity	Value	Value($)(2)	Value	Change	Change

Ronald A. Fromm	36,000	68,000 RS	$1,564,334	48%	10.5%	$1,416,585	0.1%	$147,479	10.4%

Mark E. Hood	11,500	21,000 RS	491,130	44%	21.3%	431,500	6.5%	59,630	13.8%

Diane M. Sullivan	22,500	41,000 RS	1,169,722	46%	35.1%	871,559	0.7%	298,163	34.2%
		50,000 SO

Richard M. Ausick	10,500	20,000 RS	458,246	36%	18.3%	431,500	11.4%	26,746	6.2%

Douglas W. Koch	11,500	21,000 RS	491,130	44%	N/A	431,500	N/A	59,630	13.8%

(1)	The estimated value for long-term performance incentives and equity grants was determined using a per share price of $12.25, representing the average of the Fair Market Value share price (average of the high and the low share price) for the period from 1/14/10 — 2/15/10. Approximately half of the long-term performance incentive award, if earned, is payable in cash, with the remaining amount payable in shares of Company stock. After discounting, the value of these awards, as a percent of the estimated share price, was as follows: 80% for three-year performance incentives, 30% for stock options and 85% for restricted stock. For restricted stock and option grants, the actual market value (average of high and low prices) on the grant approval date was $13.99 for all NEOs; for the long-term performance units, the actual market value on the grant approval date was $13.99 for all NEOs.

(2)	The target market value for 2009 was calculated in March 2009, assuming incentive payouts at target level and share award values based on a $10.07 per share price prior to discounting for purposes of determining the market value at time of Committee approval.

Long-Term Performance Incentive.  The Committee determined that the long-term incentive would continue to be based on a three-year performance period, and use cumulative Adjusted EPS as the primary metric. As in prior years, a three-year performance period was used so that the NEOs would have overlapping performance awards. In recognition of the difficulty of forecasting long-term in the then-current uncertain environment, and in an attempt to allow these awards to keep their incentive value for the full performance period, the Committee approved a payout range providing a payout opportunity if the Company’s three-year cumulative Adjusted EPS performance is within a range of 70% to 120% of the established goal for Adjusted EPS. Subject to meeting the minimum cumulative Adjusted EPS and depending on EBITDA/Net Assets performance, the payout could be as low as 10% of the target award and as high as 150% of the target award.

When these goals were set, the Committee believed they would be difficult and require concentrated and sustained focus by the NEOs to improve earnings and manage the Company’s capital investments, especially in the near-term. The Committee set the performance goal levels for this award after considering, and primarily based upon, the Company’s multi-year business plan. The Committee also identified a minimum level of performance that must be met in order to generate any payout, as well as a performance level that, if achieved, results in the maximum potential payout. We use interpolation to determine the exact payout percentage; as a result, there are multiple combinations of the metrics that could result in payment of 150% (the maximum) of the target award. The awards include a clawback provision as a risk mitigator, providing that the Committee may require that any holder of a long-term incentive award whose malfeasance contributed to a restatement return any proceeds from the award. The Committee also retained the right to exercise negative discretion to reduce any award payout based on the quality of the Company’s earnings.

The following table provides information about the potential payouts for the long-term incentive awards approved by the Committee in March 2010, with all references to “Adjusted EPS” and “EBITDA” for the long-term incentive being cumulative over the performance period:

Long-Term Performance Incentive 2010-2012

			Corresponding Award Payout Percentage if
	Cumulative	Cumulative Adjusted	EBITDA/Net Assets is:
	Adjusted	EPS Performance as a	Plan Goal Less		Plan Goal Plus
Three-Year Cumulative Adjusted EPS	EPS	% of Plan Goal	2% or More	Plan Goal	5% or More

Minimum Cumulative Adjusted EPS	$2.46	70%	10%	30%	55%
Plan Goal Cumulative Adjusted EPS	$3.51	100%	80%	100%	125%
Cumulative Adjusted EPS to Allow Maximum Payout	$4.21	120%	130%	150%	150%

Restricted Stock and Option Awards.  In March 2010, we granted restricted stock awards to our NEOs with service-based cliff-vesting at the end of the fourth year. Prior to vesting, the holder receives dividends and has voting rights. The Committee approved restricted stock grants for the NEOs in 2010 in amounts that had a current market value that was approximately equal to 50% of the total long-term compensation opportunity granted. We have limited the use of stock options for our most senior executives, however, as described above, Ms. Sullivan was granted stock options in March 2010 because of the Company’s interest in retaining her as a key leader in the organization. All of our NEOs have outstanding stock options in connection with prior grants (see table of Outstanding Equity Awards at Fiscal Year-End).

Was there a payout on the long-term incentive award for the performance period ending with 2010?

No. The long-term incentive for the performance period of 2008-2010 used cumulative Adjusted EPS as the primary metric and Compound Annual Net Sales Growth Rate as the second metric. The minimum Adjusted EPS for any payout was set at $4.77, with different payout rates based on a range of Compound Annual Sales Growth of between 4% and 9%. For this performance period, the Company’s Adjusted EPS was below threshold and therefore no payouts were made.

What benefit plans does the Company maintain to provide NEOs with post-retirement income replacement?

To attract and retain employees, including NEOs, the Company maintains several plans that provide post-employment benefits:

Pension Plan.  We offer a broad-based tax-qualified defined benefit pension plan to substantially all employees. Participants who have completed five continuous years of employment with us are vested and earn the right to receive unreduced benefits upon retirement at age 65 or later, and a reduced benefit upon retirement between the ages of 55 and 65. The benefit available increases with service and age.

Supplemental Executive Retirement Plan.  All of our NEOs participate in our Supplemental Executive Retirement Program (“SERP”), which is an excess retirement plan so that the participant can receive retirement benefits on the full amount of his or her income, including the portion of income that exceeds the benefit limitations in the Internal Revenue Code for tax-qualified defined benefit pension plans. The five-year vesting requirement supports the retention objective of our program. The SERP has change in control provisions that provide for an enhanced benefit, with payout of the present value of the current accrued benefit within 30 days of a change in control, without regard to vesting restrictions. These provisions are intended to reassure executives that they will receive expected amounts of non-qualified deferred compensation that are payable out of general assets and which may be a substantial portion of the executive’s expected retirement income. We believe that change in control provisions are beneficial because they keep the executive focused, and have particular significance for the SERP because it is an unfunded plan. For SERP participants with less than five years of service, the single trigger for the change in control provision results in an acceleration of benefits that otherwise would vest only after five years of service and enhanced retirement benefits. For further details on the SERP see page 56.

401(k) Savings Plan.  Substantially all of our salaried employees are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan and we consider this to be a basic benefit. The Company partially matches employee contributions up to 6% of salary; and this matching contribution is not available to the employee until termination or retirement.

Deferred Compensation Plan.  The Company offers a non-qualified deferred compensation plan for a select group of employees, and the Committee has authorized deferral of up to 50% of base salary and 100% of annual incentive award compensation. The Company does not match or contribute to this plan, which essentially operates as an unfunded, tax-deferred personal savings account administered by the Company. The Committee approved this plan because it is a benefit readily available in the marketplace.

Do we provide severance or change in control benefits to the NEOs?

For a limited group of executives, including our NEOs, we utilize executive severance agreements as a means to retain and attract executives in a competitive market for talent. In exchange for the right to receive these benefits following a change in control, the executive agrees to a non-compete agreement for up to two years following any termination of employment. These executive severance agreements provide that in the event of an involuntary termination by the Company without cause, the NEO will receive payment of the current year’s annual incentive based on satisfaction of plan performance goals, to be paid following completion of the performance period and pro-rated based on period of service; a cash severance payment of up to two times salary and the target annual incentive award; up to two years’ accelerated vesting for stock options and restricted stock; and medical and outplacement benefits. We believe these benefits constitute fair severance protection to allow for transition to new employment post-termination, as it is expected that executives generally need a significant amount of time to locate comparable positions elsewhere. For Mr. Fromm only, these severance benefits are also payable in the event he terminates his employment within ninety days after “good reason.” This additional basis for severance is available to Mr. Fromm as a result of his integral role as both Chairman and CEO and as such, these additional severance benefits will not be available to Mr. Fromm following the 2011 Annual Meeting of Shareholders when Mr. Fromm will relinquish the title of Chief Executive Officer.

Our executive severance agreements provide a higher level of severance benefits if the termination occurs within two years after a change in control, with the cash severance payment being up to a three times salary plus the target annual incentive, vesting of all stock options and restricted stock, and SERP benefits become fully vested and up to three years of additional service will be credited in calculating the amount payable. The principal purpose for use of change in control provisions is to eliminate personal conflicts of interest by ensuring that the interests of our executives will be materially consistent with the interests of our shareholders when considering corporate transactions. These arrangements are also intended to encourage retention when a potential change in control or major transaction is presented, so that the executives can guide the Company through completion of the transaction or still serve the Company should the transaction not be completed. The change in control benefits in the NEOs’

executive severance agreements are “double trigger” provisions and only apply if, within the two year period following the change in control, the NEO is terminated without cause or if the executive terminates for “good reason.” The higher level of benefits is available because the likelihood of termination is increased following a change in control. A modified tax reimbursement and gross-up is payable in the event of severance by the Company following a change in control because the terminated executive is subject to excise taxes following such termination which are in addition to regular payroll and income taxes, and the modified reimbursement allows the executive to recognize the full intended economic benefit of the agreement if the excise tax is significant.

While we believe that change in control benefits and our executive severance agreements are important to our overall compensation package, the Committee does not consider these arrangements in making annual recommendations on key compensation elements as these benefits are contingent on circumstances beyond the executive’s control.

What perquisites do the NEOs receive?

Various perquisites are provided to key executives including NEOs. These perquisites are limited in number, participation and scope. The aggregate incremental cost of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table and detailed in Note 7 to that table. The perquisites used by our NEO’s and which are not otherwise available to all employees include:

•	Personal Use of the Company Plane: Our NEOs are authorized to use the Company’s plane for personal use subject to availability and prior approval of our CEO. This convenience balances the substantial amount of time our executives spend on Company business and the scheduling difficulties presented by business commitments. We treat personal use of the plane as taxable income, and the amount is calculated in accordance with values prescribed by the Internal Revenue Service.

•	Executive Disability: Our NEOs and certain other executives receive additional disability insurance that potentially covers base salary reimbursement as a supplement to that not covered in the general Company sponsored plan.

•	Financial and Tax Planning Services: Our NEOs (other than the CEO) and certain other executives are reimbursed up to $5,000 for financial planning and tax assistance services to assure accurate reporting of equity award compensation and develop a plan to comply with stock ownership guidelines. For our CEO, the maximum reimburseable amount for both of these services is $20,000.

•	Club Membership: Our NEOs and a limited number of other executives are provided with club memberships to provide access to private facilities for business purposes. Total personal usage is not to exceed 10% of total usage, and the NEO pays the full effective cost of any personal use of the club, including a pro-rata assessment of membership dues. In 2010, the aggregate personal benefit to our NEOs for Company-paid club memberships was less than $200.

We provide relocation assistance to employees who are required to move to join the Company or are requested to move by the Company. All relocated employees receive assistance under the terms of standard plans administered by a relocation consultant; and these plans include limited increased benefits for higher job levels.

What market or peer group data was used to determine 2010 compensation?

The Total Rewards department has historically commissioned Hewitt (and now Meridian) every few years to prepare a market study with peer group information, selective job-by-job comparative market data to a peer group of footwear and retail businesses of similar size and net sales, and with which the Company competes for talent, customers and investors. At the Company’s request, Hewitt and Meridian prepared a market study to be used in the consideration of 2010 compensation for the NEOs. This market study included data on 28 comparator companies. A representative of Hewitt attended the Committee’s meeting in December 2009 to present the study and review compensation trends and developments, including new trends and significant changes then being considered by other companies and discussed by compensation professionals.

We consider our peers to include primarily public companies that are competitors for customers, investors or executive talent. In determining the appropriateness of the peer companies, we considered both business segment (footwear and retail emphasis); and for particular positions within the comparator companies, whether there was an appropriate job position for comparison. The peer group used for the 2010 study was proposed by management and reviewed by Meridian. The 2010 peer group for comparison purposes included 28 similarly sized footwear and retail companies (median sales of $1.66 billion, market value of $1.15 billion, total assets of $806.8 million, and 13,513 employees) and was prepared using information from publicly available data. The 2010 study included:

Abercrombie & Fitch*
American Eagle Outfitters Inc.
Ann Inc. (formerly AnnTaylor
Stores Corporation)*
Charming Shoppes, Inc.
Chicos Fashion, Inc.
Collective Brands, Inc.
Dillard’s Inc.
Dress Barn Inc.
DSW, Inc.	Finish Line Inc. Foot Locker Inc. Genesco Inc. Jones Apparel Group Inc. K-Swiss Inc. L.L. Bean, Inc. Limited Brands Inc. Liz Claiborne Inc. Nordstrom Inc.	Phillips-Van Heusen Corporation
Pier 1 Imports, Inc.
Retail Ventures Inc.
Ross Stores Inc.
Shoe Carnival Inc.
Skechers USA Inc.
Stage Stores Inc
Steven Madden, Ltd.
Timberland Company
Wolverine World Wide, Inc.

*	new to the 2010 study

The above table was used by the Committee for compensation decisions for 2010 and 2011 and includes two companies that were added to the comparator group since the last completed study completed in late 2008.

Do we have stock ownership requirements for our NEOs?

The Committee implemented stock ownership guidelines for certain executives, including our NEOs, consisting of a salary multiple and an ownership ratio, both of which vary by position. Within a five-year period from adoption of the guidelines or commencement of employment, or within three years after an executive subject to these guidelines is promoted with a resulting change of guideline level, the executive is expected to own Company shares having a market value at least equal to the multiple of salary specified in the following table:

Position	Individual	Guideline Requirement

Chief Executive Officer	Ronald A. Fromm	5 x base salary
Chief Financial Officer	Mark E. Hood	2 x base salary
President/Chief Operating Officer	Diane M. Sullivan	3 x base salary
Division President	Richard M. Ausick	2 x base salary
Senior Vice President and Chief Talent & Strategy Officer	Douglas W. Koch	2 x base salary

The market value of the executive’s ownership is calculated based on current holdings, unvested restricted stock and stock held indirectly in our 401(k) Plan. Mr. Hood, who started in October 2006, is not yet subject to the minimum ownership guidelines. Based on a stock price of $12.25 (which was used to determine 2010 equity award levels), each of the NEOs subject to the minimum ownership guidelines is in compliance with the guidelines.

What is the Committee’s practice for making equity grants?

The Committee grants equity awards primarily as part of its annual compensation review process, with both equity awards and other compensation elements approved at its March meetings. In addition, we may issue equity awards when an executive is newly hired, promoted or elevated to a higher scope of responsibility, with such grants generally made at the first scheduled Committee meeting following the hire or change date. Although our incentive stock plan specifies that our CEO is authorized to grant individual equity awards up to 50,000 shares in any given year, since 2006 Mr. Fromm has chosen not to rely on that authorization and instead has presented all recommended awards to the Committee, including new hires and promotions. When the Committee grants equity awards, the grant date is the date when the Committee approves the award, unless the Committee specifies that a particular award shall be granted at a future date (such as when a new employee commences employment), in which case the grant date is deemed to be the date when the future condition is met. The exercise price for stock options is the fair market value of our stock (average of high and low prices) on the grant date. We generally schedule Committee meetings at least a year in advance, and therefore have not scheduled meetings for our equity grants based on possession of material non-public information. However, because we have for many years scheduled our March board and Committee meetings to be held at approximately the same time as we release our year-end earnings, our annual equity grants have necessarily been granted in close proximity to the release of financial results and earnings guidance. Our incentive plan prohibits repricing of stock options.

What are the compensation levels for Fiscal 2011?

The following table indicates the target compensation levels for the NEOs who will be continuing in their positions for 2011 and certain additional comparative information between 2010 and 2011. The compensation amounts shown in these tables represent a market analysis as of the date of grant, with long-term elements discounted to determine a current market value. The 2011 market analysis values performance units and restricted stock granted based on a price per share of $15.20 (the average of the high and low prices for our stock on the date of grant) before discounting. The compensation amounts in this table reflect that fixed compensation (base salary) as a percent of total market value ranges from a low of 21.6% to a high of 13.7%; that performance-based compensation (annual plus long-term incentives) as a percent of total market value ranges from a low of 35.7% to a high of 37.9%; and that aggregate long-term compensation as a percent of Total Market Value from a low of 40.2% to a high of 60.0%.

Fiscal 2011 Grant Date Market Analysis

	Annual Opportunity			Long-Term Opportunity					Total
	Annualized			Long-Term			Restricted Stock (RS)		2011
	Base Salary	Annual Cash Incentive		Performance Incentive			and Stock Options (SO)		Opportunity
		Target
		Award as a			Share Award
		Percent		Cash		Assumed			Assumed
		of	Target	Award		Target		Assumed	Target
	Market	Base	Market	Market	Number	Market	Number	Market	Market
Name	Value ($)	Salary(2)	Value ($)(3)	Value ($)(4)	of Shares	Value($)(4)	of Shares	Value ($)(4)	Value($)
Ronald A. Fromm(1)	$860,000	100%	$617,692	—	—	—	—	—	$1,477,692

Diane M. Sullivan(1)	800,000	90%	693,846	$300,000	22,750	$345,800	45,500 RS	$691,600	2,831,246

Mark E. Hood	385,000	65%	250,250	130,000	10,000	152,000	17,500 RS	266,000	1,183,250

Richard M. Ausick	520,000	65%	338,000	130,000	10,000	152,000	17,500 RS	266,000	1,406,000

Douglas W. Koch	400,000	60%	240,000	130,000	10,000	152,000	22,500 RS	342,000	1,264,000

(1)	Effective May 26, 2011, Ms. Sullivan will assume the role of our Chief Executive Officer and President and Mr. Fromm is relinquishing the title of Chief Executive Officer. Effective May 29, 2011, Mr. Fromm’s annual salary will be $500,000.

(2)	Effective March 27, 2011, Mr. Hood’s target bonus award increased from 60% to 65%. Effective May 26, 2011, Ms. Sullivan’s target bonus award will increase from 80% to 90%.

(3)	For this table, annual cash incentive is assumed to be paid at the target percentage of prorated base salary. However, because the annual incentive plan provides for payout at 85% of the target award, to provide the target level payout shown in this table, the Company must achieve cumulative Adjusted EPS performance substantially in excess of the plan goal. If the plan goal for cumulative Adjusted EPS is the highest level achieved, which would provide a payout of 85%, the following payout amounts would be made: Mr. Fromm — $525,038, Ms. Sullivan — $589,769, Mr. Hood — $212,713, Mr. Ausick — $287,300, and Mr. Koch — $204,000.

(4)	For this table, the long-term performance incentives are assumed to be paid at target level. For 2011, the Committee granted performance units with half of the market value to be for performance shares and half of the market value to be a cash award. The target cash component, without discounting, was set at: Ms. Sullivan — $300,000, Mr. Hood — $130,000, Mr. Ausick — $130,000, and Mr. Koch — $130,000. The current estimated value of the target cash award and the target performance share award, as shown in this table based on the discounted value, was used by the Committee to allocate market value between awards and to determine award levels.

The estimated value for long-term performance share and equity grants was determined using a per share price of $13.19, representing the average of the high and low prices for our stock for the 6 month period from June 17, 2010 until December 17, 2010. After discounting, the value of these awards as a percent of the estimated share price was as follows: 100% for three-year performance units, 40% for stock options and 100% for restricted stock. To develop the compensation amounts consistent with the intended allocations, long-term cash awards were discounted to 100% of the nominal cash value.

As previously discussed, Mr. Fromm is relinquishing the title of Chief Executive Officer on date of the 2011 Annual Meeting of Shareholders (May 26, 2011). He will serve as a Company employee in a non-executive capacity pursuant to an Employment Agreement effective on May 26, 2011. The Agreement has a term of two years and provides Mr. Fromm with a base salary of $500,000 per year. Additionally, provided that Mr. Fromm is employed by the Company on May 26, 2011, Mr. Fromm will receive a restricted stock grant of 112,500 shares of the Company’s common stock under the Company’s Incentive and Stock Compensation Plan of 2002, as amended.

What is the Committee’s policy on deductibility of compensation?

The Committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The Committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1,000,000 limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. Both the annual incentive plan and the long-term incentive plan awards are designed to use performance measures identified in our 2002 incentive plan, which has been approved by shareholders. In connection with the Committee’s approval of the incentive awards granted in 2010, the Committee selected metrics identified in the 2002 incentive plan approved by our shareholders so that the issuance of shares or cash pursuant to those plans would come within the Section 162(m) exception for performance-based compensation; and also reserved its right to exercise negative discretion and reduce awards based on individual performance and quality of earnings as allowed by the Section 162(m) exemption. To remain in compliance with the exception for performance-based compensation, all outstanding executive severance agreements with our NEOs were amended in 2010 to provide that following an involuntary or good reason termination, other than in connection with a change in control, any payout of the annual incentive award for the year of termination would be payable based on the degree of achievement and delayed until the Committee determines whether the award has been earned and is payable. With respect to restricted stock, the Company is able to take a deduction when the restriction for the applicable shares lapses. For 2010, Mr. Fromm’s and Ms. Sullivan’s non-performance-based compensation exceeded the annual $1,000,000 limitation under Section 162(m) by $482,639 and $343,134 respectively; as such, the Company was not able to deduct that excess amount for tax purposes. The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders.

Report of the Compensation Committee

The Compensation Committee of the Company has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K.

Compensation Committee
W. Patrick McGinnis, Chair
Julie C. Esrey
Patricia G. McGinnis
Michael F. Neidorff
Harold B. Wright

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table shows the compensation paid for 2010 to Mr. Fromm, Mr. Hood, the other three most highly-compensated executive officers who were serving as executive officers as of January 29, 2011 (our “Named Executives” or “NEOs”). Additional information for 2008 and 2009 is provided for individuals who were named executives for those years. The Company has entered into an executive severance agreement with each NEO, which provides for payments upon certain termination events and includes a non-compete covenant by the NEO. These agreements and the potential payments thereunder are described in the section entitled “Estimate of Payments Upon Termination and Change in Control.”

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Non-Qualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)(7)	Total

Ronald A. Fromm	2010	$856,500	$1,454,960	—	$1,778,182	$917,288	$366,953	$5,373,883
Chairman of the Board	2009	838,231	511,571	—	645,774	906,882	332,770	3,235,228
and Chief Executive Officer	2008	850,000	1,231,200	—	—	—	335,211	2,416,411

Mark E. Hood	2010	376,906	454,675	—	470,469	66,588	12,617	1,381,255
Senior Vice President and	2009	369,808	166,140	—	174,107	44,986	59,674	814,715
Chief Financial Officer	2008	372,692	304,000	—	—	29,136	49,634	755,462

Diane M. Sullivan	2010	742,750	888,365	$381,000	1,152,665	288,297	71,656	3,524,733
President and Chief	2009	724,823	335,610	—	496,361	220,327	27,940	1,805,061
Operating Officer	2008	735,000	828,400	—	—	34,695	83,266	1,681,361

Richard M. Ausick	2010	500,000	426,695	—	620,625	182,004	30,132	1,759,456
Division President — Retail	2009	481,907	166,140	—	247,477	180,655	64,985	1,141,164
	2008	445,846	304,000	$14,276	—	45,668	83,269	893,059

Douglas W. Koch	2010	384,870	454,675	—	477,433	142,589	42,878	1,502,445
Senior Vice President and Chief Talent & Strategy Officer

(1)	Amounts in this column may include cash amounts that were deferred pursuant to our deferred compensation plan, and which are reported in the table “Non-Qualified Deferred Compensation.”

(2)	Amounts in this column reflect, for each of the three years, the aggregate grant date fair value for awards of restricted stock and long-term performance shares, without regard to potential forfeitures. Grant date fair value has been determined by multiplying the average of the high and low prices of our stock on the date of grant by the number of restricted shares granted and by the number of performance shares granted, each as estimated by management at the time of grant as being probable of payout at target level. The grant date fair value of the 2010-2012 performance awards, based on the maximum number of shares reported in the “Grants of Plan-Based Awards” table rather than the target number used in this table to calculate 2010 stock awards compensation, was: Mr. Fromm — $503,640, Mr. Hood — $160,885, Ms. Sullivan — $314,775, Mr. Ausick — $146,895, and Mr. Koch— $160,885. The long-term performance awards are also described in the CD&A under the caption “Long-Term Performance Incentive.”

(3)	Amounts in this column reflect the fair value for these options, estimated at the date of grant using the Black-Scholes option pricing model. The fair value of stock options granted in 2010 was based on a Black Scholes value of $7.62 per share as of March 3, 2010, and the weighted average assumptions to calculate this fair value are indicated in Note 16 to our consolidated financial statements included in our 2010 Annual Report on Form 10-K.

(4)	The Non-Equity Incentive Plan Compensation column reflects the actual amount paid in March 2011 for the annual incentive awards approved in March 2010. The annual incentive awards are described in the CD&A under the caption “Annual Incentive.”

(5)	The NEOs participate in the Company’s qualified defined benefit pension plan and a non-qualified, unfunded SERP, and are eligible to participate in a non-qualified deferred compensation plan. Neither the SERP nor the non-qualified deferred compensation plan pays “above market” interest on amounts deferred.

These amounts are an estimate of the increase in the actuarial present value of the age 65 retirement accrued benefit under the Company’s tax-qualified pension plan that covers all employees and of the age 60 (age 65 for Mr. Hood) accrued benefit under the SERP. The change in actuarial value reflects the increase in value due to an additional year of credited service, increase in compensation level, increase in participant’s age, and changes in the actuarial assumptions between the measurement dates. For each year’s computation, these pension values were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements for the applicable year. For 2010, see the notes to the “Pension Benefits Table” for additional information regarding assumptions used in this calculation. This column includes amounts for Mr. Hood that he was not entitled to receive at our fiscal year-end because such amounts were not vested.

(6)	“All Other Compensation” reflects the Company’s incremental cost to provide the following benefits:

		Financial	Personal
	Company	and Tax	Use of		Tax
	401(k) Plan	Planning	Company		Gross-
Name	Match	Services	Aircraft(a)	Relocation	Up	Other(b)	Total

Ronald A. Fromm	$8,575	$15,697	$337,681	—	—	$5,000	$366,953
Mark E. Hood	8,575	—	—	—	—	5,000	12,617
Diane M. Sullivan	8,575	600	63,081	—	—	—	71,656
Richard M. Ausick	8,575	2,380	—	12,862	$6,315	—	30,132
Douglas W. Koch	8,575	1,225	32,778	—	—	300	42,878

(a)	The incremental cost to the Company of personal use of Company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance (including major maintenance), on-board catering, landing/ramp fees, crew travel expenses, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to determine an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use (including additional miles for “dead-head” flights when the aircraft returns empty) to derive the incremental cost for personal miles flown, which is then increased by the Company’s lost tax deduction for these flights. This total is then divided by the number of personal miles flown to determine an “all-in” variable cost per mile and a total variable cost for each NEO based on miles flown. This methodology excludes fixed costs that do not change based on usage, such as pilots’ salaries, lease cost of the plane, and non-trip related hangar expenses. As this calculation method includes the variable costs for the miles flown, it is not affected by the number of passengers on the flight. Personal use of the corporate aircraft is included on the executive’s W-2 as taxable compensation using the Standard Industry Fare Level (“SIFL”) published by the Internal Revenue Service for each passenger, which is lower than the Company’s full actual cost. For 2010, taxable compensation for personal use of corporate aircraft reported on form W-2 was as follows: Mr. Fromm — $60,074, Mr. Hood — $4,452, Ms. Sullivan — $11,056, and Mr. Koch — $7,981. As a result, the Company’s tax deductions on its federal tax return are limited to the SIFL rate and the Company foregoes the benefit of a tax deduction on the difference. On certain occasions, a NEO’s spouse or other family members may accompany an executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. In addition, use of Company aircraft to attend industry-related meetings and board meetings of certain charitable organizations that have been approved in advance by the board as being related to the Company’s business is not deemed to be personal use for purposes of this table or for tax purposes.

(b)	Amount includes matches of charitable giving to institutions of higher education and arts and cultural organizations. Incremental costs for personal use of club memberships are paid directly by the NEO and are not included herein. The Company’s estimate for personal usage of club membership has also been omitted because it was less than $200.

(7)	In addition to the personal benefits identified in Note 6, our NEOs are eligible to receive standard health and welfare benefits available to all employees, which benefits are not reflected in this table. The Company purchases tickets to certain sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and to maintain our community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses these tickets for personal purposes.

Grants of Plan-Based Awards

The Committee generally grants stock and other incentive awards at its March meeting in connection with its review of executives’ performance during the previous year. For new hires and promotions, mid-year grants are generally made at the next meeting of the Committee. Pursuant to our 2002 incentive plan, the Committee granted both cash and equity incentive awards during 2010, including the annual and long-term performance incentive awards, time-vested restricted stock and stock options. Additional information about plan-based awards granted in 2010 is included within the CD&A under the caption “How did the Committee set the NEOs’ compensation for 2010?”

The following table shows information with respect to awards granted to the NEOs during the past fiscal year under the 2002 incentive plan:

Grants of Plan-Based Awards

								All Other	All Other		Grant
								Stock	Option		Date Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Stock
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares	Securities	Price of	and
		Awards(2)			Awards(3)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name/Award	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Share)(5)	($)(6)

Ronald A. Fromm
Annual Incentive	3/4/2010	$430,000	$860,000	$1,720,000
3 Year Perf. Award	3/4/2010				3,600	36,000	54,000				$503,640
Restricted Stock	3/4/2010							68,000			951,320

Mark E. Hood
Annual Incentive	3/4/2010	113,483	226,965	453,930
3 Year Perf. Award	3/4/2010				1,150	11,500	17,250				160,885
Restricted Stock	3/4/2010							21,000			293,790

Diane M. Sullivan
Annual Incentive	3/4/2010	296,890	593,780	1,187,560
Stock Options	3/4/2010								50,000	$13.99	381,000
3 Year Perf. Award	3/4/2010				2,250	22,500	33,750				314,775
Restricted Stock	3/4/2010							41,000			573,590

Richard M. Ausick
Annual Incentive	3/4/2010	150,000	300,000	600,000
3 Year Perf. Award	3/4/2010				1,050	10,500	15,750				146,895
Restricted Stock	3/4/2010							20,000			279,800

Douglas W. Koch
Annual Incentive	3/4/2010	115,877	231,753	463,506
3 Year Perf. Award	3/4/2010				1,150	11,500	17,250				160,885
Restricted Stock	3/4/2010							21,000			293,790

(1)	The grant date is the date the Committee approved the award.

(2)	These columns show the range of cash payouts under the annual incentive award for 2010, based in part on the level of Adjusted EPS achieved, with our achievement level on the second metric potentially increasing or decreasing the payout (but in no event less than the minimum or more than the maximum payout). To the extent the Company’s performance exceeds the minimum performance Adjusted EPS level (plus, for division level plans, the minimum net sales level for the division), the award is payable at a minimum of 30% of the target award amount; and the maximum payout is 200% of the target award amount. Payout of these awards also considers achievement of the NEO’s personal objectives. See section entitled “Annual Incentive” in the CD&A. The amounts set forth in this table were based on the NEO’s base salary in effect at the date of grant, although payment of the earned award (as shown in the Summary compensation Table) was based on the NEO’s salary in effect at the end of the year.

(3)	These columns show the range of share payouts under the long-term performance share awards granted in 2010 with respect to performance over 2010-2012. To the extent the Company’s performance exceeds the minimum performance criteria (being cumulative three-year Adjusted EPS of at least $2.46 per share), the award is payable for no less than 10% of the target number of shares awarded. To have payment at the target number of shares awarded, in most instances cumulative Adjusted EPS must be at least $3.51 per share. Payout of these awards is also dependent on performance achieved for the second metric (EBITDA/Net Assets). The actual number of shares that will be paid out at the end of the performance period, if any, generally cannot be determined prior to completion of the performance period because the amounts earned will be based upon our future performance, but in no event will payout be made unless this minimum Adjusted EPS level is satisfied. This award is subject to clawback. See section entitled “Long-Term Performance Incentive” in the CD&A.

(4)	The restricted stock grants cliff vest at four years from the grant date. Dividends are paid on shares of restricted stock, when and if declared, at the same rate as paid to all shareholders. None of these restricted shares granted in 2010 were forfeited during the year.

(5)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date. These options have a 10 year term and vest at a rate of 25% on each anniversary of the grant date over four years.

(6)	Grant date fair value for awards is calculated as follows: (a) for restricted stock, by multiplying the number of shares granted by the average of the high and low price of the Company’s stock on the grant date ($13.99 on March 4, 2010), which were the dates of Compensation Committee approval; (b) for option awards, by using the Black-Scholes option pricing model ($7.62 per share on March 4, 2010), as described in Note 4 to the Summary Compensation Table; and (c) for long-term performance shares, by multiplying the target number of performance shares by the average of the high and low price of the Company’s stock on the grant date ($13.99 on March 4, 2010), which was the date of the Committee’s approval. This value does not reflect estimated forfeitures or awards actually forfeited during the year; none of these awards were forfeited by the NEOs during the year.

The actual value, if any, to be realizable on the performance share awards will depend on both the number of shares issued at the end of the performance period (based on company performance) and the market price of the stock on the date the shares are issued. The actual value realizable by the executive with respect to a grant of restricted stock will depend on the market value of the shares when the executive sells the shares following the lapse of restrictions. The actual value, if any, that will be realized upon the exercise of a stock option, will depend upon the difference between the exercise price of the stock option and the market price of the stock on the date the option is exercised.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information with respect to the unexercised options, restricted stock (non-vested) and performance share awards (“Perf”) held by the NEOs as of January 29, 2011, our fiscal year-end, and includes a column for current market value for these awards.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity Incentive Plan
									Market or
								Number of	Payout
								Unearned	Value of
						Number	Market	Shares,	Unearned
						of Shares or	Value of	Units or	Shares,
		Number of	Number of			Units of	Shares or	Other	Units or
		Securities	Securities			Stock	Units of	Rights	Other
	Grant	Underlying	Underlying	Option		That Have	Stock That	That	Rights
	Date or	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Have Not	That Have
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Period	Exercisable(1)	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)	(#)(5)	($)(5)

Ronald A. Fromm	3/6/2003			$		2,813	$35,809		$
	3/4/2004	11,251		17.34	3/04/2014
	3/3/2005	45,000		14.91	3/03/2015
	3/8/2007					24,000	305,520
	3/5/2008					53,000	674,690
	3/5/2009					82,675	1,052,453
	3/4/2010					68,000	865,640
	Perf 2008-10							-0-	-0-
	Perf 2009-11							132,000	1,680,360
	Perf 2010-12							36,000	458,280

Total		56,251				230,488	2,934,112	168,000	2,138,640

Mark E. Hood	12/6/2006	15,000		32.91	12/6/2016
	3/8/2007					2,250	28,643
	3/5/2008					13,000	165,490
	3/4/2009					25,000	318,250
	3/4/2010					21,000	267,330
	Perf 2008-10							-0-	-0-
	Perf 2009-11							40,500	515,565
	Perf 2010-12							11,500	146,395

Total		15,000				61,250	779,713	52,000	661,960

Diane M. Sullivan	1/5/2004	112,500		16.54	1/5/2014	14,063	179,022
	3/3/2005	45,000		14.91	3/3/2015
	3/2/2006	22,500		21.20	3/2/2016
	3/8/2007					7,500	95,475
	3/5/2008					35,000	445,550
	3/4/2009					51,000	649,230
	3/4/2010		50,000	13.99	3/4/2020	41,000	521,930
	Perf 2008-10							-0-	-0-
	Perf 2009-11							81,000	1,031,130
	Perf 2010-12							22,500	286,425

Total		180,000	50,000			148,563	1,891,207	103,500	1,317,555

Richard M. Ausick	3/6/2003	5,625		11.37	3/6/2013	1,406	17,898
	3/4/2004	16,874		17.34	3/4/2014	1,125	14,321
	3/3/2005	16,876		14.91	3/3/2015
	3/2/2006	6,750		21.20	3/2/2016
	8/22/2006	7,500		21.41	8/22/2016
	3/8/2007	4,499	1,500	35.25	3/8/2017	3,000	38,190
	3/5/2008	1,250	1,250	15.20	3/5/2018	13,000	165,490
	3/4/2009					25,000	318,250
	3/4/2010					20,000	254,600
	Perf 2008-10							-0-	-0-
	Perf 2009-11							40,500	515,565
	Perf 2010-12							10,500	133,665

Total		59,374	2,750			63,531	808,750	51,000	649,230

	Option Awards					Stock Awards
								Equity Incentive Plan
									Market or
								Number of	Payout
								Unearned	Value of
						Number	Market	Shares,	Unearned
						of Shares or	Value of	Units or	Shares,
		Number of	Number of			Units of	Shares or	Other	Units or
		Securities	Securities			Stock	Units of	Rights	Other
	Grant	Underlying	Underlying	Option		That Have	Stock That	That	Rights
	Date or	Unexercised	Unexercised	Exercise	Option	Not	Have Not	Have Not	That Have
	Performance	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Period	Exercisable(1)	Unexercisable(1)	($)(2)	Date	(#)(3)	($)(4)	(#)(5)	($)(5)

Douglas W. Koch	3/6/2003	1,406		11.37	3/6/2013	1,406	17,898
	3/4/2004	8,438		17.34	3/4/2014	563	7,167
	3/3/2005	9,282		14.91	3/3/2015
	5/26/2005	5,626		15.14	5/26/2015
	3/8/2007	4,499	1,500	35.25	3/8/2017	3,000	38,190
	3/5/2008					13,000	165,490
	3/4/2009					25,000	318,250
	3/4/2010					21,000	267,330
	Perf 2008-10							-0-	-0-
	Perf 2009-11							40,500	515,565
	Perf 2010-12							11,500	146,395

Total		29,251	1,500			63,969	814,325	52,000	661,960

(1)	All stock options listed in the table have a term expiring ten years after the grant date and vest based on service. All options vest at a rate of 25% on each anniversary of the grant date over four years.

(2)	The stock option exercise price is based on the average of the high and low price for the Company’s stock on the grant date.

(3)	Grants of restricted stock made through 2005 vest on anniversary dates as to 50% of the shares after four years from the date of the grant, an additional 25% after six years and the remaining 25% after eight years. Grants of restricted stock made in 2006 through 2010 cliff vest on the fourth anniversary of the grant date. Subject to earlier forfeiture or accelerated vesting, unvested restricted stock outstanding on January 29, 2011 will vest as follows:

Grant Date	Vesting Schedule

3/6/2003	100% on 3/6/2011
1/5/2004	100% on 1/5/2012
3/4/2004	50% on 3/4/2010 and 50% on 3/4/2012
3/2/2006	100% on 3/2/2010
8/22/2006	100% on 8/22/2010
12/6/2006	100% on 12/6/2010
3/8/2007	100% on 3/8/2011
3/5/2008	100% on 3/5/2012
3/4/2009	100% on 3/4/2013
3/5/2009	100% on 3/5/2013
3/4/2010	100% on 3/4/2014

(4)	The fiscal year-end market value of unvested restricted stock is calculated by multiplying the number of unvested shares by $12.73, the closing price for our stock at January 28, 2011, the last trading day of 2010.

(5)	Performance share awards granted in 2008, 2009 and 2010 do not vest until completion of the performance period, and the amount ultimately earned depends on whether we have met applicable performance criteria. Subject to meeting the minimum required level of Adjusted EPS, the 2008-2010 award is payable in cash equivalent value up to a maximum of 200% of the target number of shares subject to the award; and the 2009-2011 and 2010-2012 awards are payable in shares at a maximum of 150% of target.

In preparing our 2010 consolidated financial statements, we have estimated that the probable payout on the 2009-2011 performance awards is 150% of the target number of award shares and the payout on the

2010-2012 performance awards is 100% of the target number of award shares. The potential payout value has been calculated by multiplying the year-end unearned award shares by $12.73, the closing price of our stock on January 28, 2011, the last trading day of 2010. The 2008-2010 performance award has been estimated as not probable of payment, and therefore, for purposes of this table only, is shown at the threshold (minimum) possible payout level. To determine the threshold payout, it is assumed that the award’s minimum level of Adjusted EPS has been satisfied, but that the lowest level on the second metric (compound annual sales growth of 0.01%) has not been satisfied, with the result that there is no payout on the award.

Option Exercises and Stock Vested

The following table shows information regarding stock options exercised and vesting of restricted stock and performance shares during 2010, and the Value Realized on Vesting is calculated prior to payment of applicable withholding tax.

Option Exercises and Stock Vested

	Stock Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value	Acquired on Vesting
	Acquired on	Realized	Restricted	Performance	Value Realized
Name	Exercise	on Exercise	Stock	Shares	On Vesting(1)

Ronald A. Fromm	—	—	33,750	—	$486,000
Mark E. Hood	—	—	7,500	—	106,425
Diane M. Sullivan	—	—	28,125	—	405,000
Richard M. Ausick	8,918	$68,768	19,875	—	272,614
Douglas W. Koch	—	—	9,562	—	137,462

(1)	The values shown for restricted stock were calculated by multiplying the number of shares vested by the average of the high and low prices of our stock on the vesting date. These numbers have not been reduced to reflect shares that were withheld to pay taxes and were not issued to the NEO.

Retirement Plans

Pension Plan

All salaried employees, including our NEOs, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan (“Pension Plan”) after 12 months of employment, working at least 1,000 hours and the attainment of 21 years of age. Plan participants who have completed five continuous years of employment with the Company are vested and earn the right to receive certain benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55. If the plan participant retires between the ages of 55 and 65 after at least 10 years of service, he or she is eligible for a subsidized monthly early retirement pension that is reduced 1/15 for each of the five years and 1/30 for each of the next five years that commencement of payment precedes age 65. The early retirement benefit is not subsidized if the participant has not completed 10 years of service, but is actuarially reduced to reflect payment prior to age 65. Of our NEOs, Mr. Fromm and Mr. Koch are eligible for the subsidized early retirement benefit and Ms. Sullivan and Mr. Ausick are eligible for actuarially reduced early retirement benefits under the Pension Plan.

The amount of monthly pension benefits is calculated based on years of service using a two-rate formula applied to each year of pension service. Generally, a participant receives credit for one year of service for each 365 days of full-time employment as an eligible employee with the Company, up to 35 years. A service credit of 0.825% is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed “covered compensation,” which is the 35-year average compensation subject to FICA tax based on a participant’s year of birth; and a service credit of 1.425% is applied to that portion of the average salary during those five years that exceeds said level. Annual earnings covered by the Pension Plan consist of salary, wages, commissions, overtime pay, foreign service premiums, bonuses paid under a formal bonus program, contributions to a nonqualified deferred compensation plan, employee contributions to a Section 125 cafeteria plan and employee deferrals to a 401(k) saving plan, while all other amounts are excluded. For highly paid employees, benefits are limited pursuant to certain provisions of the Internal Revenue Code (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible benefits for a participant under a qualified retirement plan ($245,000 in 2011)).

The accumulated benefit a participant earns under the Pension Plan is payable starting after retirement based on the participant’s choice of payment option, including an annuity for the participant’s life, joint and survivor annuity, ten year certain and life annuity, Social Security level income option, and, only for benefits accrued before December 31, 1993, a lump sum payment. All optional forms of benefit are equal to the single life annuity adjusted by plan-specified actuarial equivalence factors.

Supplemental Executive Retirement Plan (SERP)

Certain key management employees who are participants in the Pension Plan, including the NEOs, are also eligible to participate in our SERP. The basic purpose of the SERP is to enable highly paid executives to receive pension benefits at a level commensurate with their earnings; and for this purpose, an individual’s earnings include amounts deferred under the Company’s deferred compensation plan. More specifically, the Internal Revenue Code generally places a limit on the amount of annual pension that can be paid from a tax-qualified plan ($195,000 in 2011) as well as on the amount of annual earnings that can be used to calculate a pension benefit ($245,000 in 2011). For this reason, the Company maintains the SERP as a “non-tax qualified” plan that pays eligible participating employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. Thus, the SERP replaces a benefit that higher-earning employees lose under the tax-qualified pension plan. All benefits are payable as lump sums, and payments are made immediately in the event of a change in control. In addition, certain terms of the SERP enhance the benefits payable to employees who were plan participants prior to January 1, 2006, such as: an increase in the benefit formula for base salary in excess of covered compensation (from 1.425% to 1.465%); an unreduced early retirement benefit at age 60 provided the participant has at least ten years service, and increased death benefits (from 50% to 75% in the event of death prior to age 55 and from 50% to 100% in the event of death after age 55). The SERP is unfunded and all payments to a participant will be made from our general assets; accordingly, these benefits are subject to forfeiture in the event of bankruptcy.

Upon a change in control, the SERP provides that vesting requirements will be waived and the lump sum value will be based on the full benefit that would have been payable at age 60 (for pre-2006 participants under age 60) or the reduced benefit payable at age 55 (for post-2005 participants under age 55), actuarially reduced to reflect the participant’s earlier age, and will become payable immediately notwithstanding that the participant remains employed. Pursuant to our severance agreements, in the event of the participant’s termination following a change in control, the participant will be credited with up to three additional years of service. Under the SERP, a “change in control” is defined in the same manner as in the executive severance agreements, as described in the section “Payments on Termination and Change in Control.”

Messrs. Fromm, Koch, Ausick and Ms. Sullivan participated in the SERP prior to 2006, and based on their earlier enrollment date, they are “grandfathered” under the pre-2006 plan provisions for certain enhanced benefits. As currently operated for newer participants (such as Mr. Hood), the SERP functions as a restoration plan and does not provide the enhanced benefits. Of our NEOs, Mr. Fromm and Mr. Koch are currently eligible for a subsidized early retirement benefit under the SERP. (Ms. Sullivan and Mr. Ausick could retire immediately but would not be eligible for the SERP early retirement subsidy.)

Pension Benefits Table

The table below quantifies the present value of the future benefits payable under the Company’s two defined benefit pension plans (the Pension Plan and the SERP) for the NEOs as of January 29, 2011.

		Number of	Present Value of
		Years Credited	Accumulated		Payments During
Name	Plan Name(1)	Service(#)(2)	Benefit($)		Last Fiscal Year($)

Ronald A. Fromm(3)	Pension Plan	24	$577,047	(2)	$—
	SERP	24	6,344,812	(3)	—

Mark E. Hood(4)	Pension Plan	4	77,397	(2)	—
	SERP	4	104,919	(3)	—

Diane M. Sullivan(3)	Pension Plan	7	134,426	(2)	—
	SERP	7	958,281	(3)	—

Richard M. Ausick(3)	Pension Plan	9	189,945	(2)	—
	SERP	9	778,407	(3)	—

Douglas W. Koch(3)	Pension Plan	10	235,067	(2)	—
	SERP	10	661,128	(3)	—

(1)	For the Pension Plan, the calculation of the present value of the accumulated benefit assumes:
	—	each participant’s benefit commences at age 65, the age at which retirement may occur without any reduction in benefits, discounted to January 29, 2011 using a discount rate of 5.75%;
	—	the benefits accrued after 1993 are payable as a single life annuity;
	—	post-retirement mortality based on the RP2000 static tables projected to 2018, as required by the Pension Protection Act for 2011 funding calculations; and
—
benefits for Mr. Fromm accrued prior to 1994 are paid as a lump sum. The present value is based on the same discount rate of 5.75% and post-retirement mortality based on the unisex mortality table published by the IRS for 2011 lump sum payments.
For the SERP, the calculation of the present value of the accumulated benefit assumes that each participant’s benefit is payable as a lump sum commencing at the age at which retirement may occur without any reduction in benefits, discounted to January 29, 2011 using a discount rate of 5.75%, and post-retirement mortality based on the unisex mortality table published by the IRS for 2011 lump sum payments.
(2)
The years of credited service are based on actual service and do not reflect additional credited service that might be applicable in the event of a change in control under the executive severance agreements.
(3)
Four of our NEOs are currently vested in the SERP. If any of the vested NEOs left the Company as of January 29, 2011, then in lieu of the amounts shown in this table, they would have been eligible for a lump sum payment from the SERP in the following approximate amounts: Mr. Fromm — $6,959,496 (which includes an additional retirement subsidy), Ms. Sullivan — $645,351, Mr. Ausick — $496,347, and Mr. Koch — $702,590. This lump sum would not be payable until July 29, 2011 and would also include interest for the six month delay in payment. Although Ms. Sullivan and Mr. Ausick are eligible to commence payments under the Pension Plan, they are not eligible for an additional retirement subsidy from the SERP. As of May 27, 2011, Mr. Fromm will be entitled to receive a lump sum that is payable on November 30, 2011. The value of the payment on May 27, 2011 will be $7,103,854, and the value on November 30, 2011 (adjusted with interest) will be $7,175,244. All lump sum payments are calculated based on the 2011 unisex mortality table published by the IRS and interest rates of 2.02% for annuity payments due during the first five years; 4.56% for annuity payments due during the next 15 years; and 5.75% for annuity payments due after 20 years.
(4)	As of January 29, 2011, Mr. Hood was not vested in either the Pension Plan or the SERP; thus, he would not have been entitled to receive these amounts had he left the Company on that date.

Savings Plan (401(k) Plan)

Substantially all of our salaried employees, including the NEOs, are eligible to participate in the Brown Shoe Company, Inc. 401(k) Plan, a defined contribution plan qualified under sections 401(a) and 401(k) of the Internal Revenue Code. Eligible employees may elect to contribute up to the lesser of 30% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. Annual salary includes salary, commissions, wages, overtime pay, foreign service premium payments, bonuses paid under a formal bonus program and pre-tax amounts contributed to this plan or a Section 125 Cafeteria Plan. The Company will match 75% on the first 2% of pay that is contributed to the 401(k) Plan and 50% of the next 4% of pay contributed. The matching contributions initially are invested in the Company’s stock. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, although only Company matching contributions can be invested in the Company stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum or installments after termination of service. However, loans and in-service distributions under certain circumstances, such as hardship, are permitted. Employee contributions to the 401(k) Plan are fully-vested upon contribution while matching contributions are subject to a three-year vesting requirement.

Non-Qualified Deferred Compensation

Commencing January 1, 2008, selected key executives, including the NEOs, became eligible to participate in a deferred compensation plan. Under this plan, a NEO may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation (with deferral of annual incentive awards authorized by the Compensation Committee for deferral), and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least three years after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control), and can be paid in a lump sum or in up to 15 annual installments. Separate deferral elections can be made for each year; and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly-available investment funds (with eight choices available in 2010), based on the participant’s election; and the investment funds available are expected to be substantially similar to the mutual fund-type investments available from time to time under our 401(k) Plan. Accordingly, above-market earnings will not result under this plan. In 2010, the rate of return for these accounts provided a rate of return ranging from 0.2% to 12.9%.

In general, the participant can receive “in-service” hardship withdrawals, but withdrawals not based on hardship are not allowed while still employed. The Company is not required to make any contributions to this plan and has unrestricted use of any amounts deferred by participants. Although the Company has established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during 2010 and the account balances as of January 29, 2011 (the last business day of 2010) for our NEOs under the deferred compensation plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions in	Contributions in	Earnings in	Distributions in	Last Fiscal
Name	2010(1)	2010	2010	2010	Year-End(2)

Ronald A. Fromm	$—	$—	$124,451	$—	$829,856
Mark E. Hood	—	—	1,030	—	15,602
Diane M. Sullivan	—	—	—	—	—
Richard M. Ausick	—	—	2,074	—	17,746
Douglas W. Koch	47,641	—	115	—	72,935

(1)	These amounts represent the executive’s contributions during 2010, and are included in the “Salary” column in the Summary Compensation Table for 2010.

(2)	In addition to the NEO’s contributions in 2010, the following amounts were reported in the Summary Compensation Table for prior years (Mr. Fromm — $668,269, Mr. Hood — $13,325 and Mr. Ausick — $14,502).

Payments on Termination and Change in Control

Under our 2002 incentive plan, a “change in control” generally consists of any of the following: any person acquires more than 30% of the Company’s stock through a tender offer, exchange offer or otherwise; the Company is liquidated or dissolved following a sale of substantially all of its assets; or the Company is not the surviving parent corporation following a merger or consolidation. Under the executive severance agreements, the SERP and the deferred compensation plan, a “change in control” results when: any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company); or the incumbent board (and their successors approved by at least two-thirds of the directors then in office) cease to constitute a majority of the board; or the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders prior to the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

Our 2002 incentive plan contains “single trigger” provisions in the event of a change in control. Thus, our incentive plan provides that in the event of a change in control (even if the executive remains with the Company after the change in control and even if stock options are assumed or restricted shares are substituted by the surviving company), all restricted stock and stock options will immediately vest and outstanding incentive awards will be payable at target level and prorated based on the period of service. Our SERP also provides “single trigger” benefits following a change in control. Therefore, a SERP participant’s benefits will vest in full upon a change in control, with an enhanced benefit if the participant is under age 60 (for pre-2006 participants) or age 55 (for post-2005 participants). The executive severance agreements, however, generally provide for “double trigger” benefits if employment is terminated following a change of control, whether by the Company for cause or by the executive for good reason.

The Company is not a party to traditional employment agreements with its NEOs, but it does have an executive severance agreement with each of them. These agreements provide that if the NEO is terminated by the Company without cause, or following a change in control either terminates “for good reason” or is terminated by the Company, the NEO would be subject to a non-compete agreement and be entitled to certain payments or benefits in addition to those otherwise available under our incentive plans, retirement plan and SERP. The executive severance agreement for Mr. Fromm also provides benefits in the event of a termination for good reason.

Additional Benefits on Termination and Change in Control

The following table shows the types of additional or accelerated benefits that result on change in control and certain other events of termination for our NEOs. The definitions for a “good reason” termination and “Change in Control” are included in the discussion of “Executive Severance Agreements” herein, and the definition of “Change in Control” under our 2002 incentive plan is provided in the preceding paragraph. The source of the additional benefits is identified by the background color, as follows: 2002 incentive plan or SERP (marked with an asterisk) or the executive severance agreements (marked with a dagger):

Additional Benefits on Termination and Change in Control (CIC)

					Involuntary		Severance or Good
	Voluntary			Permanent	Termination, not for	CIC, but No	Reason Termination
	Separation	Death	Retirement	Disability	Cause	Termination	After CIC
Additional Cash (salary)	None				1x or 2x highest salary in past 12 months*	None	2x or 3x highest salary in past 12 months*

Stock Option	Forfeit unvested				Accelerate 1 or 2 years’ vesting*	Accelerate all†

Restricted Stock	Forfeit unvested	Accelerate all†		Forfeit unvested	Accelerate 1 or 2 years’ vesting*	Accelerate all†

Annual Incentive (Bonus) for Year	Forfeit	At end of performance period, prorated payout based on performance achieved†			Payout based on performance achieved, prorated for time served*	Payout based on target, prorated for time served prior to CIC†

Additional Bonus	N/A				1x or 2x amount equal to target bonus*	N/A	2x or 3x amount equal to target bonus

Long-Term Incentive	Forfeit except for the LTIP ending FYE’ 09	At end of performance period for each LTI, prorated payout based on performance achieved†			No effect	Payout based on target as to all outstanding awards, prorated for time served prior to CIC†

SERP	Lump sum value of:

	Benefit based on actual pay and years of service						2 or 3 yrs extra service credited*

	Benefit based on age at termination					If under age 60, enhanced to pay as if retirement age (for pre-2006 participants only) If under age 55, enhanced to pay as if retirement age (for post-2005 participants only)†

	Payable only if vested (5 yrs)					Accelerates vesting†

	Payable 6 months after termination (30 days after death)					Payable 30 days after CIC

Welfare Benefits	N/A				12 or 24 months medical/dental*	N/A	24 or 36 months *medical/dental

Outplacement	N/A				Available*	N/A	Available*

Tax Reimbursement	N/A				N/A	N/A	Modified available*(1)

(1)	Relates to reimbursement for excise taxes (and gross-up for income taxes and FICA thereon) if the total payments deemed to be “parachute” payments exceed the Internal Revenue Code limit by more than 10%. Individuals receiving payments that exceed the limit by less than 10% would have their payments reduced to that limit to avoid any excise tax.

Estimate of Payments upon Termination and Change in Control

The following table includes estimates of potential payments upon termination as if our NEOs had terminated as of January 28, 2011 (the last business day of 2010), including the value of already-vested benefits as well as the acceleration of unvested benefits upon change of control. The termination scenarios covered by the table include voluntary termination both prior to and following a change in control, and involuntary (or good reason) termination following a change in control (“CIC”), as well as death, permanent disability and retirement (at age 65). Except for voluntary termination, payments under certain termination scenarios reflect acceleration of award rights under our 2002 incentive plan or additional benefits receivable under our executive severance agreements or SERP, none of which are available to all employees. This table does not reflect benefits available to all employees (such as our 401(k) Plan and Pension Plan) or benefits (other than SERP benefits) for which the Company made no contribution (such as our deferred compensation plan).

Estimate of Payments Upon Termination and Change in Control Table

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Ronald A. Fromm
Additional Payments on CIC or Termination
Annual Incentive-2010(2)		$860,000	$860,000	$860,000	$860,000	$860,000	$860,000	$860,000
Cash Severance(3)		3,440,000	3,440,000					5,160,000
Accelerated Equity(4)		674,690	674,690	2,592,783		2,592,783	2,592,783	2,592,783
Long-term Incentive(5)				1,442,604	1,422,604	1,422,604	1,422,604	1,422,604
SERP(6)							38,129	982,717
Medical/Outplacement(7)		41,482	41,482					47,223

Total Additional	-0-	5,016,172	5,016,172	4,875,387	2,282,604	4,875,387	4,913,516	11,065,327

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	$6,959,496	6,959,496	6,959,496	6,868,164	6,959,496	6,959,496	6,959,496	6,959,496

Total Already-Vested	6,959,496	6,959,496	6,959,496	6,868,164	6,959,496	6,959,496	6,959,496	6,959,496

TOTAL Additional Plus Vested Benefits	6,959,496	11,975,668	11,975,668	11,743,551	9,242,100	11,834,883	11,873,012	18,024,823

Mark E. Hood
Additional Payments on CIC or Termination
Annual Incentive-2010(2)			226,965	226,965	226,965		226,965	226,965
Cash Severance(3)			1,210,480					1,815,720
Accelerated Equity(4)			165,490	973,845			973,845	973,845
Long-term Incentive(5)				440,228	440,228		440,228	440,228
SERP(6)							112,463	251,878
Medical/Outplacement(7)			47,957					56,935
Tax Reimbursement(10)								1,327,256

Total Additional	-0-	-0-	1,650,892	1,641,038	667,193	-0-	1,753,501	5,092,827

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
SERP(9)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Total Already-Vested	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

TOTAL Additional Plus Vested Benefits	-0-	-0-	1,650,892	1,641,038	667,193	-0-	1,753,501	5,092,827

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Diane M. Sullivan
Additional Payments on CIC or Termination
Annual Incentive-2010(2)			640,000	640,000	640,000		640,000	640,000
Cash Severance(3)			2,880,000					4,320,000
Accelerated Equity(4)			624,566	2,374,941			2,374,941	2,374,941
Long-term Incentive(5)				876,333	876,333		876,333	876,333
SERP(6)							420,127	929,000
Medical/Outplacement(7)			41,482					47,223
Tax Reimbursement(10)								2,992,047

Total Additional	-0-	-0-	4,186,048	3,891,274	1,516,333	-0-	4,311,401	12,179,543

Already-Vested Benefits
Options (Spread)(8)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

SERP(9)	645,351	645,351	645,351	663,995	645,351	645,351	645,351	645,351

Total Already-Vested	645,351	645,351	645,351	663,995	645,351	645,351	645,351	645,351

TOTAL Additional Plus Vested Benefits	645,351	645,351	4,831,399	4,555,269	2,161,684	645,351	645,351	12,824,894

Richard M. Ausick
Additional Payments on CIC or Termination
Annual Incentive-2010(2)			300,000	300,000	300,000		300,000	300,000
Cash Severance(3)			1,600,000					2,400,000
Accelerated Equity(4)			179,811	975,436			975,436	975,436
Long-term Incentive(5)				431,984	431,984		431,984	431,984
SERP(6)							391,065	744,448
Medical/Outplacement(7)			47,957					56,935
Tax Reimbursement(10)								1,672,125

Total Additional	-0-	-0-	2,127,768	1,707,420	731,984	-0-	2,098,485	6,580,928

Already-Vested Benefits
Options (Spread)(8)	7,669	7,669	7,669	7,669	7,669	7,669	7,669	7,669
SERP(9)	496,347	496,347	496,347	794,451	496,347	496,347	496,347	496,347

Total Already-Vested	504,016	504,016	504,016	802,120	504,016	504,016	504,016	504,016

TOTAL Additional Plus Vested Benefits	504,016	504,016	2,631,784	2,509,540	1,236,000	504,016	2,602,501	7,084,944

	No Change in Control						Within 24 Months After CIC
		Good	Involuntary					Involuntary
		Reason	Termination					or Good
	Voluntary	Termin-	Not for				Voluntary	Reason
Name	Termination	ation(1)	Cause	Death	Disability	Retirement	Termination	Termination

Douglas W. Koch
Additional Payments on CIC or Termination
Annual Incentive-2010(2)			240,000	240,000	240,000		240,000	240,000
Cash Severance(3)			960,000					1,920,000
Accelerated Equity(4)			172,657	1,140,390			1,140,390	1,146,390
Long-term Incentive(5)				436,639	436,639		436,639	436,639
SERP(6)							27,313	317,392
Medical/Outplacement(7)			41,482					47,223
Tax Reimbursement(10)								1,310,109

Total Additional	-0-	-0-	1,414,139	1,817,029	676,639	-0-	1,844,342	5,411,763

Already-Vested Benefits
Options (Spread)(8)	1,917	1,917	1,917	1,917	1,917	1,917	1,917	1,917
SERP(9)	702,590	702,590	702,590	782,984	702,590	702,590	702,590	702,590

Total Already-Vested	704,507	704,507	704,507	784,901	704,507	704,507	704,507	704,507

TOTAL Additional Plus Vested Benefits	704,507	704,507	2,118,646	2,601,930	1,381,146	704,507	2,548,849	6,116,270

(1)	For Mr. Fromm only, his executive severance agreement provides benefits in the event of a termination for good reason unrelated to a change in control, with the benefits available being the same as those provided for an involuntary termination not for cause.

(2)	The additional payment for the Annual Incentive — 2010 reflects the amount payable for the award assuming performance at the target level is achieved; although this early payout is subject to pro-ration for the period of service provided, the assumed termination on the last day of the fiscal year is based on a full 12 months’ service, such that no proration is required.

(3)	The executive severance agreements provide for a severance payment equal to either one or two times salary plus bonus, plus an amount equal to a pro-rated bonus for the year of termination in the event of involuntary termination. In the event of termination within two years after a change in control, the executive severance agreements provide for a severance payment equal to either two or three times the sum of salary plus target bonus, plus an amount equal to a pro-rated bonus at target level for the year of termination.

(4)	Accelerated Equity reflects the value of stock options and restricted stock awards for which, and to the extent, vesting would be accelerated due to the events indicated. For restricted stock, the values have been calculated by multiplying the number of shares accelerated by the closing price of our stock on January 28, 2011, the last business day of 2010; and for stock options, the values have been calculated by multiplying the number of shares accelerated by the spread between the closing price of our stock on January 28, 2011 and the exercise price. The spread value of options already vested (but not yet exercised) as of fiscal year-end are included in the Already Vested Benefits list for each individual using the same valuation method. Under our 2002 incentive plan, all restricted stock and stock option awards become fully vested upon a change in control. Under the terms of certain agreements for restricted stock, full vesting results upon death, retirement at age 65, or early retirement with prior approval of the Compensation Committee.

(5)	Under the terms of our 2002 incentive plan, in the event of death, disability, retirement (age 65) or early retirement (age 55 and at least 10 years of service), pro rata payment is made for outstanding long-term incentives, based on performance achieved. The amounts shown reflect potential payment of 100% of the target for the 2010-2012 awards, the maximum value (150% of target) for the 2009-2011 awards and no payout of the 2008-2010 awards, each based on management’s current estimated probability of payment. Our 2002 incentive plan also provides that in the event of a change in control, the long-term incentive awards are payable assuming targeted performance goals are met, with payment prorated based on service through the termination date in proportion to the performance period of the award.

(6)	Upon a change in control, SERP participants not yet vested become fully vested; accordingly, Mr. Hood will become fully vested upon a change in control. A change in control also results in an enhanced early retirement benefit for pre-2006 participants, which includes Mr. Fromm, Ms. Sullivan, Mr. Koch and Mr. Ausick. Furthermore, under the executive severance agreements, if there is an involuntary or good reason termination following that change of control, then each participant is credited with either two or three years of additional service. In the event of a termination within 24 months of a change in control, the executive severance agreements provide that the participant is entitled for either 2 or 3 years of additional credited service for purposes of determining the SERP benefit

(7)	The executive severance agreements with the NEOs entitle them to medical and dental benefits following an involuntary termination unrelated to a change in control for either 12 months of coverage, or for 18 months of coverage plus cash for six months of coverage. In the event of an involuntary termination following a change in control, these benefits would be for 18 months of coverage plus cash equal to either six or 18 months of coverage. The cash payments are based on the Company’s cost to provide such benefits. In addition, the executive severance agreements provide for outplacement services. The amounts on this line represent the present value of health care benefits to be provided, which was estimated based on assumptions used by the Company for financial reporting purposes, plus $30,000 for outplacement services.

(8)	For already-vested stock options, the values have been calculated by multiplying the number of shares vested as of January 29, 2011 by the spread between the closing price of our stock on January 28, 2011 and the exercise price for the applicable options.

(9)	The already-vested amounts payable under the SERP are different from those shown in the Pension Benefits table because the actuarial assumptions used for purposes of these two tables are different. For the participants vested under the SERP (Mr. Fromm, Ms. Sullivan, Mr. Ausick, and Mr. Koch), the already-vested benefits include a lump sum payable six months after termination; these payments are based on the same assumptions used under the qualified pension plan to determine actual lump sums during 2011. In the event of death, the SERP provides for a lump sum benefit for the surviving beneficiary, and such benefit, among other factors, is based upon the age of the deceased executive’s spouse. Upon retirement, Mr. Hood is not entitled to an enhanced benefit because he commenced participation in the SERP after January 1, 2006.

(10)	As provided in the executive severance agreements for a termination occurring following a change in control, the tax reimbursement amount represents a reasonable estimate of costs to cover the excise tax liability under Internal Revenue Code Section 4999 and the subsequent federal, state and FICA taxes on the reimbursement payment. In making this calculation, a portion of these termination benefits is deemed to be in consideration of non-competition agreements or as reasonable compensation. The assumptions used to calculate this estimate are: a corporate tax rate of 35%, a state tax rate of 6% for Missouri residents and a discount rate of 0.97%.

Executive Severance Agreements

The executive severance agreements with our NEOs are for a term of up to three years, and are automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. The agreement for Mr. Koch was entered into as of March 22, 2006, the agreements for Mr. Fromm, Ms. Sullivan and Mr. Ausick and were entered into as of March 31, 2006, and the agreement for Mr. Hood was entered into as of October 29, 2006. All of the NEO’s severance agreements were amended in December 2009 to avoid adverse tax consequences under Internal Revenue Code Sections 409(a) and 162(m).

Regardless of the reason for termination, the executive severance agreements require that the executive comply with a post-termination non-compete provision that restricts the executive from providing any executive level or consulting services to any competitor in the U.S. footwear industry or interfering with the Company’s customer relationships.

Termination Not Related to Change in Control.  The executive severance agreements for our NEOs provide that if the executive is terminated by the Company without cause at any time or more than 24 months after a change in control, the executive will be entitled to receive:

•	a lump sum cash payment following termination equal to up to 200% of the sum of executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target annual cash incentive for the year of termination;

•	a cash payment equal to executive’s prorated annual cash incentive for the year of termination, payable based on performance level achieved during the performance period and at the same time as other participants receive such payments;

•	continued coverage under the Company’s medical and dental plans for up to 18 months, followed by a cash payment equal to the Company’s cost for an additional six months of coverage;

•	immediate vesting of the employee’s restricted stock and outstanding stock options that would have vested over a period of up to two years following termination; and

•	outplacement services.

All of these benefits are also applicable to Mr. Fromm if he terminates his employment within 90 days after good reason (such as reduction in salary or position, relocation of principal office without employee’s consent, or material increase in travel), unless his decision to terminate for good reason is within 24 months after a change in control, in which event he is entitled to receive the benefits described below. The executive severance agreements provide no benefits in the event of a voluntary termination without good reason.

Involuntary Termination Following a Change in Control.  The executive severance agreements for our NEOs provide benefits following a change in control which are based on a dual trigger; that is, there must be a change in control and within a certain period of time there must be an involuntary termination of employment. If a change of control occurs and within 24 months after a change in control an executive officer is (a) terminated by the Company without cause or (b) terminates employment within 90 days after “good reason”, the executive officer will be entitled to receive:

•	lump sum cash payment equal to up to 300% of the sum of executive’s base annual salary at the highest rate in effect at any time during the 12 months immediately preceding the termination and target bonus for the year of termination;

•	lump sum cash payment equal to the executive’s prorated target bonus for the year of termination;

•	continued coverage under the Company’s medical and dental plans for up to 18 months followed by a cash payment equal to the Company’s cost for up to an additional 18 months of coverage;

•	immediate vesting of all outstanding awards of restricted stock and outstanding stock options;

•	outplacement services;

•	additional three years of credited service under the SERP; and

•	tax reimbursement payment only if total payments subject to excise tax under Section 4999 of the Internal Revenue Code exceeds by more than 10% the payment cap that triggers the tax, in which event the additional payment will include a reimbursement for the excise taxes and the tax gross-up on the reimbursement. If such total payments subject to excise tax exceed the cap by less than 10%, then the payments will be reduced to the level of the payment cap to avoid application of the excise tax.

Following a change in control, the Company will pay the executive’s legal fees to the extent the executive prevails on a claim contesting a termination for cause or a Company determination on payments or to enforce his or her rights under the agreement.

Key Definitions.  A “change in control” for purposes of the executive severance agreements generally consists of any of the following:

•	any person acquires 30% or more of the Company’s stock (other than acquisitions directly from the Company);

•	the incumbent board (and their successors approved by at least a majority of the directors then in office) cease to constitute a majority of the board; or

•	the consummation of a merger, consolidation or reorganization or sale of substantially all of the Company’s assets, unless our shareholders following the transaction hold more than 65% of the voting securities of the successor or surviving entity in substantially the same proportion as prior to the transaction.

A termination for “good reason” for the executive generally includes any of the following Company actions without the executive’s written consent:

•	a reduction in then-current base salary;

•	a reduction in status, position, responsibilities or duties;

•	the required relocation of executive’s principal place of business, without executive’s consent, to a location which is more than 50 miles from executive’s principal place of business;

•	a material increase in the amount of time executive is required to travel on behalf of the Company;

•	the failure of any successor of the Company to assume the severance agreement; or

•	a material breach of the severance agreement by the Company.

A termination “for cause” means the executive has engaged in:

•	willful misconduct which is materially injurious to the Company;

•	fraud, material dishonesty or gross misconduct in connection with the business of the Company, or conviction of a felony;

•	any act of moral turpitude reasonably likely to materially and adversely affect the Company or its business;

•	illegal use of a controlled substance, using prescription medications unlawfully; or

•	abuse of alcohol.

The Internal Revenue Code disallows deductions for certain executive compensation that is contingent on a change in ownership or control.

On January 7, 2011, Mr. Fromm and the Company entered into an employment agreement, pursuant to which Mr. Fromm agreed to serve as a non-executive employee of the Company beginning on May 26, 2011 (the date of our 2011 annual meeting of shareholders). The term of the agreement expires on May 26, 2013. If Mr. Fromm is terminated by the Company during such period without cause or if Mr. Fromm dies or becomes disabled, he is entitled to:

•	his base salary through the termination date;

•	his bonus for the year of termination (prorated through such termination date);

•	participate in the Company’s medical and dental plans without cost in excess of contributions made as if he was still an employee until the later or May 26, 2013 and the date that is 18 months following the termination date;

•	full vesting of all restricted stock and stock options; and

•	a cash payment for the fair market value of any performance share or performance cash awards (at “Target” levels).

The definition of “cause” has the same meaning as in the executive severance agreements described above.

PROPOSAL 4 — Advisory Vote Regarding Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on executive compensation paid to their named executive officers (“Say on Pay”). This advisory vote on executive compensation is non-binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions for NEOs.

The board and the compensation committee believe that the Company’s executive compensation programs and policies and the compensation decisions for fiscal 2010 described in this Proxy Statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and shareholders, (iii) align executive officer pay with individual and Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provides executive officers with a competitive level of compensation and (iv) assist the Company in retaining NEOs as well as other senior leaders.

For the reasons discussed above (and further explained in the compensation disclosures made in this Proxy Statement), the board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this Proxy Statement).”

The above referenced disclosures appear on pages 34 to 66 of this Proxy Statement.

Your Board of Directors recommends a vote “FOR” approval of the non-binding resolution regarding executive compensation.

PROPOSAL 5 — Advisory Vote Regarding the Frequency of Future Advisory Votes
Regarding Executive Compensation

The Act requires virtually all publicly-traded companies to permit their shareholders to cast a non-binding advisory vote on the frequency of shareholder voting on future Say on Pay votes (“Say on Vote Frequency”). This advisory vote is not binding on the board, will not overrule any decision by the board and does not compel the board to take any action. However, the board and the compensation committee will take into account the outcome of the vote when considering how frequently to seek a Say on Pay vote. At a minimum, we are required to hold a Say on Pay vote at least once every three years. In addition, we are required to hold a Say on Vote Frequency vote at least once every six years.

Under Say on Vote Frequency, shareholders are asked to cast their vote for one of the following four choices, each of which appears on the proxy ballot:

•	Shareholders should vote on Say on Pay each year.

•	Shareholders should vote on Say on Pay every two years.

•	Shareholders should vote on Say on Pay every three years.

•	Abstain.

Any proxy ballot that includes votes for two or more of the above choices will be disregarded.

Your Board of Directors recommends a vote of “1 YEAR” on the non-binding vote regarding the frequency of future executive compensation advisory votes.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

Shareholder Proposals for the 2012 Annual Meeting

In order to be included in our proxy statement and proxy card for the 2012 annual meeting (currently scheduled to be held on May 24, 2012), we must receive a shareholder’s proposal by December 17, 2011 (120 days before the mailing date of the prior year’s proxy materials). Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, under our bylaws, a shareholder who intends to present an item of business at the 2012 annual meeting (other than a proposal submitted for inclusion in our proxy materials) or to nominate an individual for election as a director at the 2012 annual meeting must provide notice to us of such business or nominee in accordance with the requirements in our bylaws not less than 90 days (by February 24, 2012) nor more than 120 days (by January 25, 2012) prior to the date of the 2012 annual meeting. Our bylaws set out specific information required to be included in the notice with respect to the shareholder and certain associated persons, the proposed business and, to the extent applicable, the proposed nominee. Our bylaws are available on our website at www.brownshoe.com/governance. In each case, notice must be given to our Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105.

Other

The New York Business Corporation Law requires that New York corporations, including the Company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, effective October 31, 2010, we purchased policies of directors’ and officers’ liability insurance from ACE American Insurance Company; National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Travelers Casualty and Surety Company of America; and Allied World National Assurance Company. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2011 are $379,640. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.

The Company undertakes to provide, without charge, to each shareholder a copy of the Company’s Annual Report on Form 10-K for 2010, including the financial statements and financial statement schedule(s). For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105 or you may access such report on the Company’s website at www.brownshoe.com/secfilings.

Michael I. Oberlander
Senior Vice President, General Counsel
and Corporate Secretary

8300 Maryland Avenue
St. Louis, Missouri 63105

Exhibit A

BROWN SHOE COMPANY, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2011

Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2011

Article 1.      Establishment, Objectives, and Duration

1.1.  Establishment of the Plan. The Company hereby establishes an incentive compensation plan known as the “Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2011” (hereinafter referred to as the “Plan”). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, and Stock-Based Awards.

Subject to approval by the Company’s stockholders, this Plan shall become effective as of May 26, 2011 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2.  Objectives of the Plan. The objectives of the Plan are to attract, retain and motivate Participants through annual and long-term incentives which are consistent with the Company’s goals; to align the personal interests of Participants to those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to increase stockholder value, long-term.

1.3.  Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after May 26, 2021.

Article 2.      Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Performance Shares, Performance Units, Stock Appreciation Rights, Cash-Based Awards, or Stock-Based Awards.

“Award Agreement” means an agreement entered into between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the board of directors of the Company.

“Cash-Based Award” means an Award granted to a Participant, as described in Article 7 herein.

“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)   Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(b)   During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority thereof; or

(c)   The consummation of: (i) the complete liquidation of the Company; or (ii) the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means any committee appointed by the Board to administer Awards to Employees, as specified in Article 3 herein. Any such committee shall be comprised entirely of members of the Board.

“Company” means Brown Shoe Company, Inc., a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 17 herein.

“Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

“Director” means any individual who is a member of the Board or the board of directors of any Subsidiary or Affiliate; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under the Plan.

“Disability” shall have the meaning ascribed to such term in the Participant’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

“Early Retirement” shall have the meaning ascribed to such term in the Brown Shoe Company Retirement Plan.

“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

“Employee” means any employee of the Company or its Subsidiaries or Affiliates. Directors who are employed by the Company shall be considered Employees under this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” shall mean (a) the average of the highest and lowest quoted selling prices for Shares on the New York Stock Exchange or equivalent securities exchange on the relevant date, or if there is no sale on such date, then on the last previous day on which a sale was reported if the Shares are traded on the New York Stock Exchange or equivalent securities exchange or (b) the value determined by a method reasonably selected by the Board if the Shares are not traded on the New York Stock Exchange or equivalent securities exchange.

“Incentive Stock Option” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

“Insider” shall mean an individual who is, on the relevant date, an officer or director of the Company, or a more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.

“Nonqualified Stock Option” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option as described in Article 6 herein.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

“Performance-Based Criteria” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

“Performance Period” shall have the meaning set forth in Section 7.2.

“Performance Share” means an Award granted to a Participant, as described in Article 7 herein.

“Performance Unit” means an Award granted to a Participant, as described in Article 7 herein.

“Period of Restriction” means the period during which the transfer of Shares related to Stock-Based Awards is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” shall have the meaning set forth in Section 1.1.

“Prior Plan” means the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, as amended.

“Retirement” shall have the meaning ascribed to such term in the Brown Shoe Company Retirement Plan.

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” means an Award granted to a Participant pursuant to Article 6 herein.

“Stock Appreciation Right Price” means the price determined on the date of the grant of a Stock Appreciation Right for purposes of measuring the amount of cash payable upon the exercise of a Stock Appreciation Right as more fully described in Section 6.3.

“Stock-Based Award” means an Award granted to a Participant, as described in Article 8 herein.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a direct or indirect majority voting interest.

Article 3.      Administration

3.1.  General. The Plan shall be administered by the Board, or (subject to the following) by any Committee appointed by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Board may, in its discretion, delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. The Board or the Committee may, in its discretion, delegate to the Company’s Chief Executive Officer the authority to determine the individuals to whom, and the time or times at which and terms upon which, Awards representing not more than 50,000 Shares in any one year may be granted; provided, however, that neither the Board nor the Committee may delegate such authority to the Chief Executive Officer with respect to employees of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. To the extent that the Board has delegated to the Committee, or either the Board or the Committee has delegated to the Chief Executive Officer, any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee or the Chief Executive Officer, respectively. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company.

3.2.  Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and

Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3  Decisions Binding. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4  Outside Directors. If the Award under the Plan is designed to meet the Performance-Based Criteria, the Committee will consist of not less than two outside directors who shall meet the requirements of Reg. 1.162-27(e)(3).

Article 4.      Shares Subject to the Plan and Maximum Awards

4.1.  Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein and subject to increase as provided in subsection (a) below, the number of Shares issuable to Participants with respect to outstanding Awards under the Plan shall be equal to the sum of (i) 1,500,000 Shares and (ii) any Shares available for future Awards under the Prior Plan. Shares issued to satisfy an Award may come out of the Company’s reserved, but unauthorized Shares or the Company’s treasury Shares.

The Board shall determine the appropriate method for calculating the number of Shares available pursuant to the Plan. In addition, the following shall apply:

(a)  Shares subject to an outstanding Award that is cancelled, terminates, expires, or lapses for any reason shall be added to and become available under this Plan.

(b)  If the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or by a cashless exercise or net exercise of an Option, or if a Stock Appreciation Right is exercised, only the number of Shares issued, net of the Shares tendered or used to effect the cashless or net exercise, if any, will be deemed issued for purposes of reducing the number of Shares available under this Plan.

(c)  Any Shares related to an Award granted under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares shall again be available for grant under this Plan. Any Shares that are (i) withheld, surrendered or tendered in payment of the Option Price of an Award granted under the Prior Plan, (ii) tendered or withheld in order to satisfy tax withholding obligations associated with the exercise of an Option or settlement of an Award granted under the Prior Plan, and (iii) subject to a Share-settled Stock Appreciation Right granted under the Prior Plan that were not issued upon the exercise of such Stock Appreciation Right, shall again become available for grant under this Plan.

The following rules shall apply to grants of Awards under the Plan:

(aa)    Options: The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one fiscal year to any one single Participant, shall be five hundred fifty thousand (550,000).

(bb)    Performance Shares/Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant, shall be equal to the value of five hundred thousand (500,000) Shares.

(cc)    Cash-Based Awards: The maximum payout with respect to Cash-Based Awards in any one fiscal year to any one single Participant shall be four million dollars ($4,000,000).

(dd)    Stock Appreciation Rights: The maximum number of Shares that may be granted in the form of Stock Appreciation Rights to any one Participant in any one fiscal year shall be five hundred fifty thousand (550,000).

(ee)    Stock-Based Awards: The maximum aggregate grant with respect to a Stock-Based Award granted in any one fiscal year to any one Participant shall be two hundred fifty thousand (250,000) Shares.

4.2.  Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

Article 5.      Eligibility and Participation

5.1.  Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2.  Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine the nature and amount of each Award; provided, however, if the Award is subject to the Performance-Based Criteria, the Committee will determine eligibility.

Article 6.      Stock Options and Stock Appreciation Rights

6.1.  Grant of Options and Stock Appreciation Rights. Subject to the terms and provisions of the Plan, Options and Stock Appreciation Rights may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board. Only Employees may be granted Incentive Stock Options.

6.2.  Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or Nonqualified Stock Option. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the duration of the Stock Appreciation Right, the number of Shares to which the Stock Appreciation Right pertains, and such other provisions as the Board shall determine.

6.3.  Option Price; Stock Appreciation Right Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The cash value of a Stock Appreciation Right with respect to one Share as of any given date shall equal the excess of the Fair Market Value of one Share on such date over the Stock Appreciation Right Price, which shall be equal to at least one hundred percent (100%) of the Fair Market Value of a Share on the date the Stock Appreciation Right is granted.

6.4.  Duration of Options and Stock Appreciation Rights. Each Option and Stock Appreciation Right granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5.  Exercise of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6.  Payment. Options and Stock Appreciation Rights granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option or Stock Appreciation Right is to be exercised, accompanied (in the case of an Option) by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering (either actual or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that, if required by the Board at time of exercise, the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), (c) by a combination of (a) and (b) above, (d) cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (e) by any other means which the Board determines to be consistent with the Plan’s purpose and applicable law. The Board may permit a Participant to elect to pay all or part of the Option Price associated with the exercise of an Option by having the Company withhold from the Shares which would otherwise be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount of the Option Price applicable to the exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall issue Shares to the Participant by book entry on the Company’s transfer agent and registrar’s books of account in an appropriate amount based upon the number of Shares purchased under the Option(s). A physical share certificate shall not be issued or delivered unless specifically requested by the Participant.

6.7.  Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option or Stock Appreciation Right granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8.  Termination of Employment/Directorship. Each Participant’s Option Award Agreement and/or Stock Appreciation Right Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option and/or Stock Appreciation Right following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options and Stock Appreciation Rights issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9.  Nontransferability of Options and Stock Appreciation Rights. Unless determined otherwise by the Board and set forth in the Participant’s Award Agreement, no Option or Stock Appreciation Right granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options and Stock Appreciation Rights granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

6.10. Tandem Awards. Stock Appreciation Rights may be granted in tandem with Options under such terms and conditions as may be prescribed in the applicable Award Agreements. When a Stock Appreciation Right is granted in tandem with an Option, the grantee may exercise rights under either the Stock Appreciation Right or the Option, but not both, and upon such exercise, the corresponding rights under the tandem Award shall be canceled.

6.11. Prohibition Against Repricing. Notwithstanding any other provision of the Plan (other than Section 4.2, which, in all cases, shall control), the terms of an Award may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, without approval of the Company’s stockholders of an amendment to this Section 6.11.

Article 7.      Performance Units, Performance Shares, and Cash-Based Awards

7.1.  Grant of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Performance Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board. If either Performance Shares or a Cash-Based Award is combined with another Award or constitutes a part or component of another Award, for purposes of this Plan, each shall be considered as Performance Shares or a Cash-Based Award, respectively.

7.2.  Value of Performance Units, Performance Shares and Cash-Based Awards. Each Performance Unit and Performance Share shall have an initial value that is established by the Board at the time of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals, as described in Article 9, in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 7, the time period during which the performance goals must be met shall be called a “Performance Period.”

7.3.  Earning of Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units, Performance Shares and Cash-Based Awards shall be entitled to receive a payout, based on the discretion of the Board, on the number and value of Performance Units, Performance Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

7.4.  Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be made in the manner set forth in the Award Agreement. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards, in whole or in part, in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such payment may be made subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions which apply to dividends earned with respect to Stock-Based Awards, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

7.5.  Termination of Employment/Directorship Due to Death, Disability, Early Retirement or Retirement. Unless determined otherwise by the Board and set forth in the Participant’s Award Agreement, in the event the employment or directorship of a Participant is terminated by reason of death, Disability, Early Retirement or Retirement during a Performance Period, the Participant shall receive a payout of the Performance Units, Performance Shares or Cash-Based Awards which is prorated.

Payment of earned Performance Units, Performance Shares or Cash-Based Awards shall be made at a time specified by the Board in its sole discretion and set forth in the Participant’s Award Agreement. Notwithstanding the foregoing, with respect to Covered Employees who retire during a Performance Period, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

7.6.  Termination of Employment/Directorship for Other Reasons. In the event that a Participant’s employment or directorship terminates for any reason other than those reasons set forth in Section 7.5 herein during a Performance Period, all Performance Units, Performance Shares and Cash-Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Board, as set forth in the Participant’s Award Agreement.

7.7.  Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8.      Stock-Based Awards

8.1.  Grant of Stock-Based Awards. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Stock-Based Awards (which may include restricted stock and restricted stock units, among other kinds of Awards) to Participants in such amounts as the Board shall determine.

8.2.  Stock-Based Awards Agreement. Each Stock-Based Award grant shall be evidenced by a Stock-Based Award Agreement that shall specify the Period(s) of Restriction (if applicable), the number of Shares granted, and such other provisions as the Board shall determine.

8.3.  Transferability. Except as provided in this Article 8, the Shares related to Stock-Based Awards granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Board and specified in the Stock-Based Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Stock-Based Award Agreement. All rights with respect to the Stock-Based Award granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4.  Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares related to Stock-Based Awards granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each such Share, restrictions based upon the achievement of specific performance goals described in Article 9 (Company-wide, divisional, and/or individual), time-based restrictions on vesting whether or not following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

A Participant will not receive a certificate for the Shares related to Stock-Based Awards; instead, such Shares will be credited as a book entry to an account in the Participant’s name with the Company’s transfer agent. At such time as the restrictions lapse, the Shares, no longer subject to restrictions, shall be transferred to a non-restricted account in the Participant’s name with the transfer agent and registrar’s book of account or as otherwise directed by a Participant and agreed by the Company.

Except as otherwise provided in this Article 8, Shares related to Stock-Based Awards under the Plan with a Period of Restriction shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5.  Voting Rights. Participants holding Shares related to Stock-Based Awards granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6.  Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares related to Stock-Based Awards granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares related to Stock-Based Awards granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Criteria, the Board may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares, such that the dividends and/or the Shares maintain eligibility for the Performance-Based Criteria.

8.7.  Termination of Employment/Directorship. Each Stock-Based Award shall set forth the extent to which the Participant shall have the right to receive unvested Shares following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the

Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares related to Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 9.      Performance Measures

Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees (or Employees who may become Covered Employees) which are designed to qualify for the Performance-Based Criteria, the performance measure(s) to be used for purposes of such grants shall be chosen from among the following, and may be on an absolute or relative basis:

(a)  Earnings per share;

(b)  Earnings (before or after taxes) growth per share or in the aggregate;

(c)  Net income (before and/or after taxes);

(d)  Operating income (before or after taxes);

(e)  Return on invested capital, return on assets, or return on equity;

(f)  Cash flow return on investments which equals net cash flows divided by owners’ equity;

(g)  Earnings before interest, taxes, depreciation and/or amortization;

(h)  Gross revenues or revenue growth (before and/or after taxes);

(i)  Net sales or growth of net sales;

(j)  Costs or expenses;

(k)  Market share;

(l)  Same store sales; and

(m)    Growth in share price or total stockholder return.

Each performance measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company and, if so determined by the Board prior to the date the performance measures are established in writing, adjusted, to the extent permitted under Code Section 162(m), to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Board shall have the discretion to adjust the amount payable on a Company-wide or divisional basis or to reflect individual performance and/or unanticipated factors; provided, however, that Awards which are designed to qualify for the Performance-Based Criteria may not be adjusted upward (the Board shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Board determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Criteria, the Board may make such grants without satisfying the requirements of Code Section 162(m).

Article 10.  Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the

Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11.  Deferrals

The Board may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the issuance of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Shares related to Stock-Based Awards or the satisfaction of any requirements or goals with respect to Performance Units, Performance Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12.  Rights of Employees/Directors

12.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

12.2. Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13.  Change in Control

13.1. Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) Any and all Options and Stock Appreciation Rights granted hereunder shall become immediately exercisable.

(b) Any restriction periods and restrictions imposed on Shares related to Stock-Based Awards which are not performance-based, as set forth in the applicable Award Agreement, shall lapse.

(c) The target payout opportunities attainable under all outstanding Awards of Stock-Based Awards, Performance Units, Performance Shares, and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and all such Awards shall be deemed to be fully vested. Except as provided in Section 13.1(d) below, the vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control. Awards denominated in cash shall be paid pro rata to participants in cash within thirty (30) following the effective date of the Change in Control, with the proration determined as a function of the length of time within the Performance Period which has elapsed prior to the Change in Control, and based on an assumed achievement of all relevant targeted performance goals.

(d) Notwithstanding the foregoing, upon the occurrence of a Change in Control which principally involves the exchange of Shares for cash, as of the effective date of the Change in Control: (i) each Participant holding Options shall be paid in cash, in full satisfaction thereof, an amount equal to the excess, if any, of (A) the aggregate value of the Shares subject to such Options (based on the consideration per Share paid by the acquirer in connection with the Change in Control) over (B) the aggregate exercise price of such Options; (ii) each Participant awarded Performance Shares shall be paid in cash, in full satisfaction thereof, an amount equal to (A) the value of one Share (based on the consideration per Share paid by the acquirer in connection with the Change in Control) multiplied by (B) the number of Performance Shares awarded to such Participant; and (iii) each Participant awarded any other Award which is denominated in Shares (as set forth in the applicable Award Agreement) shall be paid in cash as determined by the Board in its sole discretion to be consistent with the treatment of Options or Performance Shares; provided, that no duplicative payments shall be made with respect to the Stock Appreciation Rights issued in tandem with Options.

13.2. Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 14.3 hereof) or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14.  Amendment, Modification, and Termination

14.1. Amendment, Modification, and Termination. Subject to Section 13.2 and the other terms of the Plan, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part.

14.2. Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, unless the Board determines otherwise at the time such adjustment is considered, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan meeting the requirements of Code Section 162(m), as from time to time amended.

14.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Section 13.2 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. However, to the extent the Plan or an Award is subject to Code Section 409A, any termination of the Plan or an Award which results in the distribution or acceleration of vested accrued benefits may be made by the Board, without consent from affected Participants, in accordance with Treasury Regulation Section 1.409A-3(j)(4).

14.4. Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Board determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this Article 14, make any adjustments it deems appropriate.

Article 15.  Withholding

15.1. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2. Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Shares related to Stock-Based Awards, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

Article 16.  Indemnification

Each person who is or shall have been a member of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17.  Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18.  Legal Construction

18.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4. Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

18.5. Governing Law. For purposes of stockholder approval, the Plan shall be governed by the laws of the State of New York. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or Awards granted hereunder shall be conducted exclusively in the State or Federal courts in Missouri.

18.6. Code Section 409A. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and therefore, each Award is intended to be exempt from the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder. Any Award subject to Code Section 409A shall contain the provisions necessary to ensure compliance therewith. Such Award Agreement and this Plan, for purposes of that Award, shall be constructed in a manner consistent with the requirements of Code Section 409A.

BROWN SHOE COMPANY, INC.
8300 MARYLAND AVENUE
ST. LOUIS, MO 63105
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M32158-P09665	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROWN SHOE COMPANY, INC.	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you				number(s) of the nominee(s) on the line below.
vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees:
01)	Ronald A. Fromm
02)	Steven W. Korn
03)	Patricia G. McGinnis

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2.	Ratification of Ernst & Young LLP as the Company’s independent registered public accountants.		☐	☐	☐

3.	Approval of the Incentive and Stock Compensation Plan of 2011.		☐	☐	☐

4.	Approval, by non-binding advisory vote, of Brown Shoe executive compensation.		☐	☐	☐

The Board of Directors recommends a vote of 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

5.	Advisory vote on the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4 and for “1 year” regarding Item 5.
The Board of Directors has fixed the close of business March 31, 2011 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32159-P09665

BROWN SHOE COMPANY, INC.
Annual Meeting of Shareholders
May 26, 2011 11:00 AM Central Daylight Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Ronald A. Fromm, Mark E. Hood and Michael I. Oberlander, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Brown Shoe Company, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 26, 2011 or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the Meeting. If the undersigned signs and returns this proxy but does not give any direction, this proxy will be voted “FOR” Items 1, 2, 3, and 4, for “1 Year” regarding Item 5 and in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Shareholders of the Company.
Continued and to be signed on reverse side